                               DATED July 1, 1997




                        VANESSA ROSAMUNDE WYNN-GRIFFITHS
                            AND DAVID WYNN GRIFFITHS


                                     - AND -

                       TRANSWORLD HEALTHCARE (UK) LIMITED





                                    AGREEMENT
                            FOR SALE AND PURCHASE OF
                             ALLIED MEDICARE LIMITED









                                     abcde




                                3 COLMORE CIRCUS
                                   BIRMINGHAM
                                     B4 6BH
                               TEL: 0121 200 1050
                               FAX: 0121 626 1040



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                                    CONTENTS

           CLAUSE

1          Interpretation
2          Sale and Purchase of the Shares
3          Consideration
4          Completion and Net Asset Adjustment
5          Warranties
6          Limitation on Liability
7          The Buyer's Undertakings
8          Tax Covenant
9          Restrictive Covenant
10         Announcements
11         Notices
12         Entire Agreement
13         Effect of Completion
14         Costs
15         Assignment
16         Further Assurance
17         Waiver
18         Invalidity
19         Law and Jurisdiction

           SCHEDULES

1          Sellers' Names, Address and Shareholdings
2          The Company
3          Properties
4          Warranties
5          Intellectual Property
6          Tax Covenant
7          Escrow Account
8          Pensions



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           AGREED FORM DOCUMENTS

1          Disclosure Letter
2          Resignation letter of auditors
3          Legal opinion letter
4          Escrow Account Instruction Letter

THIS AGREEMENT is made on July 1, 1997

BETWEEN:-

 (1) VANESSA ROSAMUNDE WYNN-GRIFFITHS of Carrisbrooke, Sleepy Shore Lane, Rainbow Bay, Eleuthera, Bahamas and DAVID WYNN GRIFFITHS of Carrisbrooke, Sleepy Shore Lane, Rainbow Bay, Eleuthera, Bahamas (the "SELLERS")

 (2) TRANSWORLD HEALTHCARE (UK) LIMITED (No. 3370146 ) whose registered office is at 5 Appold Street, London, EC2A 2HA (the "BUYER").

IT IS AGREED as follows:-


1    INTERPRETATION

1.1  In this Agreement, unless the context otherwise requires:-

    "ACCOUNTING STANDARDS"    accounting conventions, standards, principles and
                              practices generally accepted in the United Kingdom at the Accounts Date

    "ACCOUNTS"                means the audited balance sheet of the Company as
                              at, and the audited profit and loss account of the Company and the audited consolidated profit and loss account of the Company for the financial period ended on, the Accounts Date, together with the notes and directors' report and auditors' report

    "ACCOUNTS DATE"           means 31 March 1997

    "ACT" means the Companies Act 1985 as amended by the Companies Act 1989

    "BUSINESS DAY"            means 9am to 5pm on any day (other than a
                              Saturday) on which clearing banks in the City of



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                              London are open for the transaction of normal
                              sterling banking business

    "BUYER'S GROUP"           means the Buyer, each of its subsidiaries, its
                              holding company and each subsidiary of its holding company

    "BUYER'S SOLICITORS"      means Ashurst Morris Crisp of Broadwalk House, 5
                              Appold Street, London, EC2A 5HA

    "COMPANY"                 means Allied Medicare Limited details of which are
                              set out in Schedule 2

    "COMPLETION"              means completion of the sale and purchase of
                              the Shares in accordance with this Agreement

    "COMPLETION DATE"         means the date of Completion

    "CONNECTED PERSON"        means any child of the Sellers, any corporation
                              controlled by either of the Sellers and any trust, discretionary or otherwise, including any pension trust or any other pension fund or scheme, in each case of which either of the Sellers or any child of the Sellers are beneficiaries or potential beneficiaries

    "CONSIDERATION"           means the consideration for the purchase of the
                              Shares set out in Clause 3

    "DISCLOSURE LETTER"       means the letter (together with all the documents
                              attached to it) disclosing certain exceptions to the Warranties in the agreed form from the Sellers to the Buyer executed and delivered to the Buyer


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                              immediately prior to the execution of this
                              Agreement

"EMPLOYEE"                    means a director or officer (whether or not
                              employed by the Company) or employee of the Company

"ENCUMBRANCE"                 means any mortgage, charge (whether fixed or
                              floating), pledge, lien, security interest or other third party right or interest (whether legal or equitable) over or in respect of the relevant asset, security or right

"ESCROW ACCOUNT"              means the separately designated interest bearing
                              deposit account in the joint names of the Buyer's
                              Solicitors and the Seller's Solicitors

"ESCROW ACCOUNT INSTRUCTION   means the letter in the agreed form from the Buyer
LETTER"                       and the Sellers to the Buyer's Solicitors and the
                              Sellers' Solicitors

"ESCROW AMOUNT"               means a sum equal to 10% of the Consideration
                              (being part of the Consideration) plus any interest accruing on it from time to time to be held in the Escrow Account

"ICTA"                        means the Income and Corporation Taxes Act 1988

"INTELLECTUAL PROPERTY"       means all trade marks, service marks, applications
                              for any of the foregoing, unregistered trade marks and service marks, trade and business names including rights in any get-up or trade dress, copyright (including rights in computer software)



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
                              and confidential information owned by the Company

    "PENSION SCHEMES"         means the Allied Medicare Limited Pension Scheme
                              established on 13 February 1989 (referred to separately as "the Self-Administered Pension
                              Scheme") and the Equitable Life Individual Pension
                              Plan (Plan number IPP0006849)

    "PROPERTIES"              means the properties details of which are set out
                              in Schedule 3 and references to a "PROPERTY" include a reference to each of the individual
                              Properties

     "RTPA"                   means the Restrictive Trade Practices Acts 1976
                              and 1977

    "SELLERS' SOLICITORS"     means Pinsent Curtis of 3 Colmore Circus,
                              Birmingham, B4 6BH

    "SHARES" means the 86,654 fully paid ordinary shares of pound sterling 1 each of the Company comprising the whole of the issued share capital of the Company

    "TAXATION"                has the meaning given in the Tax Covenant

    "TAXATION AUTHORITY"      has the meaning given in the Tax Covenant

    "TAX COVENANT"            means the tax covenant contained in Schedule 6

    "TCGA"                    means the Taxation of Chargeable Gains Act 1992

    "VAT" means, in the United Kingdom, value added tax and, elsewhere, any equivalent tax




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
    "VATA"                    means the Value Added Tax Act 1994

    "WARRANTIES"              means the warranties contained in Schedule 4 and
                              references to a "WARRANTY" shall be construed accordingly

1.2 In this Agreement, unless the context otherwise requires, reference to:-

           1.2.1 a Clause or Schedule is a reference to a clause of or schedule to this Agreement;

           1.2.2 a document "IN THE AGREED FORM" is a reference to a document in the form approved, and for the purposes of identification signed, by or on behalf of the Buyer and the Sellers;

           1.2.3 a "PERSON" includes a reference to an individual, partnership, unincorporated association or body corporate;

           1.2.4 a "SUBSIDIARY", "HOLDING COMPANY" and "BODY CORPORATE" has the respective meaning set out in sections 736 and 740 of the Act;

           1.2.5 a "COMPANY" has the meaning set out in section 735 of the Act;

           1.2.6 a "SUBSIDIARY UNDERTAKING" or a "PARENT UNDERTAKING" has the meaning set out in sections 258 and 259 of the Act;

           1.2.7 a "GROUP UNDERTAKING" has the meaning set out in section 259 of the Act; and

           1.2.8 a "CONNECTED PERSON" is a reference to a person connected with another within the meaning of section 839 of ICTA.

1.3 The Schedules form part of this Agreement and shall be interpreted or construed as though they were set out in this Agreement.

1.4 The headings to the Clauses, Schedules and paragraphs of the Schedules are for convenience only and shall not affect the interpretation of this Agreement.

1.5 All representations, warranties, undertakings, indemnities, consents, agreements and obligations given or entered into by more than one person in this Agreement are given jointly and severally except where the context otherwise requires.

1.6 Any statement which refers to the knowledge or knowledge and belief of the Sellers or so far as the Sellers are aware or any similar expression shall be deemed to include an additional statement that it has been made after reasonable enquiry only of David Johnson, Peter Nuttall and any other relevant employee of the Company. Each of the Sellers shall be deemed to have the knowledge and belief of the other.



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
2          SALE AND PURCHASE OF THE SHARES

2.1 Each Seller shall sell those of the Shares which are set opposite his or her name in Schedule 1 with full title guarantee and the Buyer agrees to buy the Shares in each case free from Encumbrances and together with all rights now or hereafter attaching to them and all dividends or other distributions declared after the Accounts Date in respect of the Shares.

2.2 Each Seller waives all rights of pre-emption over any of the Shares conferred either by the Articles of Association of the Company or in any other way.

2.3 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3          CONSIDERATION

3.1 The consideration for the purchase of the Shares is pound sterling 36,200,000 (thirty six million two hundred thousand pounds), to be satisfied in US dollars on Completion at an exchange rate of US$1.6625 = pound sterling 1, which shall be divisible among the Sellers as set out in Schedule 1 but the Buyer shall not be concerned to see to its division amongst the Sellers.

3.2 The Consideration is payable by the Buyer at Completion by telegraphic transfer in accordance with clause 4.4.

4          COMPLETION AND NET ASSET ADJUSTMENT

4.1 Completion shall take place during UK banking hours on Thursday 3 July 1997 when all the business referred to in Clauses 4.2 to 4.8 shall be transacted.

4.2        At Completion the Sellers shall deliver to the Buyer:-

           4.2.1 duly executed transfers of the Shares to the Buyer or as it directs together with the share certificates for all of the Shares (or an indemnity in a form satisfactory to the Buyer in the case of any missing certificate);

           4.2.2 a letter of resignation from the auditors of the Company in the agreed form;

           4.2.3 the statutory books of the Company, its common seal, Certificate of Incorporation and Certificate of Incorporation on Change of Name;

           4.2.4 such of the title deeds to the Properties which are in the possession or under the control of the Company;

           4.2.5 bank statements together with certificates from Lloyds Bank PLC certifying the current and deposit account balances of the Company at the close of business on the second Business Day preceding Completion;





                                        6
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           4.2.6        a release in the agreed form from each of the Sellers
                        releasing the Company from any liability to the relevant Seller and any Connected Person;

           4.2.7 a letter of legal opinion in the agreed form in respect of the capacity of the Sellers to enter into this Agreement;

           4.2.8        a signed copy of the Escrow Account Instruction Letter;
                        and

           4.2.9 subject to the Buyer complying with Clause 4.4.3, duly executed releases of the charges referred to in Schedule 2 in favour of the Company from Lloyds Bank PLC and Stafford Railway Building Society.

4.3 At Completion the Sellers shall procure that a board meeting of the Company is held at which the directors:- 4.3.1 approve the registration of the transfers in respect of the Shares referred to in Clause 4.2.1 (subject only to due stamping);

           4.3.2 appoint the persons nominated by the Buyer as directors of the Company;

           4.3.3 accept the resignation referred to in Clause 4.2.2 and appoint auditors of the Company as the Buyer directs;

           4.3.4 revoke all existing authorities to bankers regarding the operation of the Company's bank accounts and give authority in favour of the persons nominated by the Buyer to operate such accounts; and

           4.3.5 change the Company's accounting reference date as the Buyer directs.

4.4        At Completion the Buyer shall:-

           4.4.1 pay the Consideration less the Escrow Amount to the Sellers' Solicitors by telegraphic transfer to Pinsent Curtis US Dollar Account Number 66623111, Barclays Bank PLC, 15 Colmore Row, Birmingham, B3 2BY, Sort Code 20-07-71, who are irrevocably authorised by the Sellers to accept the same, and whose receipt shall be an absolute discharge to the Buyer of its obligation to pay that part of the Consideration;

           4.4.2 pay the Escrow Amount by telegraphic transfer into the Escrow Account; and

           4.4.3 advance to the Company such sum not exceeding pound sterling 800,000 in aggregate as is necessary to enable the Company to procure the discharge on Completion of the charges referred to in Schedule 2.

4.5 The Escrow Account shall be dealt with in accordance with Schedule 7 (Escrow Account).

4.6 At Completion the Buyer shall deliver to the Sellers a signed copy of the Escrow Account Instruction Letter.

4.7        At Completion, the Sellers shall:-



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           4.7.1        repay, and shall procure that any Connected Person shall
                        repay all amounts owed by them to the Company whether due for payment or not;

           4.7.2 procure that the Company shall repay all amounts owed by it to the Sellers or any Connected Person whether due for payment or not; and

           4.7.3 deliver to the Buyer a written schedule of the payments to be made pursuant to Clauses 4.7.1 and 4.7.2.

4.8 At Completion the Buyer will fully discharge the fees and costs of Pannell Kerr Forster in connection with their due diligence report prepared in relation to the Company.

4.9        For the purpose of this Agreement:-

           4.9.1 the "ADJUSTED NET ASSET VALUE" shall mean the amount by which the aggregate of the Adjusted Assets exceeds the aggregate of the Adjusted Liabilities;

           4.9.2 the "ADJUSTED ASSETS" shall mean the assets of the Company as at the Relevant Date;

           4.9.3 the "ADJUSTED LIABILITIES" shall mean the liabilities (whether current or not) of the Company as at the Relevant Date but excluding any liability of the Company to Mr Nuttall and Mr Johnson of up to pound sterling 456,000 (including related employer's national insurance contributions) relating to or arising out of the sale of the Company; and

           4.9.4        the "RELEVANT DATE" shall mean Sunday 22 June 1997.

           Any advances made pursuant to Clause 4.4.3 shall be ignored in calculating the Adjusted Net Asset Value.

4.10 For the purpose of determining the Adjusted Net Asset Value the Buyer shall cause the Company to co-operate to enable Pannell Kerr Forster ("PKF") to prepare, as soon as practicable following Completion but in any event within 45 days after the Completion Date, a statement of the Adjusted Net Asset Value (the "NET ASSET STATEMENT"). The Net Asset Statement shall be prepared in accordance with generally accepted accounting principles and financial reporting standards in the United Kingdom, and otherwise on the basis of the accounting principles, practices and methods used in the preparation of the Accounts consistently applied but shall not reappraise the value of any of the fixed assets save that Lindum House and The Larches shall be valued at pound sterling 245,000 and pound sterling 71,000 respectively or, if either or both of them are sold prior to the end of the NAV Agreement Period (as defined below) the value shall, if less, be the net proceeds of sale (net of any tax arising by virtue of such sale and after legal and estate agents fees and expenses) of the relevant property or properties.

4.11 Forthwith following the preparation of the Net Asset Statement the Sellers shall procure that PKF shall deliver a copy to the Buyer and the Sellers. The Buyer and the Sellers shall have a period of 28 days from receipt of such copies (the "NAV AGREEMENT PERIOD") in which to review and agree or dispute the Net Asset Statement and the Buyer and its accountants shall be given all reasonable access to PKF's working papers for the purpose of such review.

4.12 The Net Asset Statement shall in the absence of the service of a notice within the NAV Agreement Period by either party on the other disputing the amount so determined be deemed to constitute the final and binding agreement between the Sellers and the Buyer as to the amount thereof.

4.13 In the event that the Net Asset Statement has not been agreed by expiry of the NAV Agreement Period, the determination of the Net Asset Statement shall be referred to an independent firm of chartered accountants agreed between the Buyer and the Sellers or, failing agreement within 14 days of the expiry of the NAV Agreement Period, determined by the President for the time being of the Institute of Chartered Accountants in England and Wales. In appointing any such independent firm of chartered accountants, the Buyer and the Sellers shall have the right to make representations to such independent firm of chartered accountants as to the determination of the Net Asset Statement. Any independent firm of chartered accountants appointed pursuant to this Clause 4.13 shall act as experts and not as arbitrators and their certificate shall (in the absence of manifest error) be final and binding on the Buyer and the Sellers and the costs of any independent firm of chartered accountants appointed pursuant to this Clause 4.13 shall be borne between the parties as it shall determine, or in the absence of any such determination, equally between the parties.

4.14 The Sellers undertake to pay to the Buyer without any set-off or counterclaim and free and clear of any deductions or withholdings (save for any required by law), in cash within 7 days of the Net Asset Statement being agreed or determined in accordance with Clause 4.13, the amount, if any, by which the Adjusted Net Asset Value is less than pound sterling 3,240,000.

4.15 The Buyer undertakes to pay to the Sellers without any set-off or counterclaim and free and clear of any deductions or withholdings (save for any required by law), in cash within 7 days of the Net Asset Statement being agreed or determined in accordance with Clause 4.13, the amount, if any, by which the Adjusted Net Asset Value is more than pound sterling 3,340,000.

4.16 The Buyer undertakes to procure payment by the Company within one month after Completion to David Johnson and Peter Nuttall of any then remaining unpaid balances due to them in respect of the respective payments of pound sterling 350,000 and pound sterling 106,500 referred to in paragraph 13.6 of Part 4 of the Disclosure Letter.

5          WARRANTIES

5.1        The Sellers warrant to the Buyer in the terms of the Warranties.

5.2 The Warranties are subject to the provisions of Clause 6 (Limitation on Liability). The Buyer shall not be entitled to bring a claim in relation to a breach of Warranty in respect of any matter which is fairly disclosed in the Disclosure Letter.

5.3 No information supplied by, or on behalf of, the Company to one or more of the Sellers or their advisers in connection with the Company, the Warranties, the Disclosure Letter or otherwise constitutes a representation or warranty or guarantee as to its accuracy to the Sellers by the Company and each Seller waives all claims (save, in the case of the employees of the Company, in the event of fraud or wilful non disclosure) which he or she may have against the employees of the Company or the Company and undertakes to the Buyer (for itself and as trustee for the Company and its directors or employees) that (save in the event of such fraud or wilful non disclosure) he or she will not bring any claim which he or she might otherwise have against such person.

6          LIMITATION ON LIABILITY

6.1 The Sellers shall not be liable for breach of the Warranties or under the Tax Covenant in respect of any claim unless notice of the claim (specifying in reasonable detail the event, matter or default giving rise to the claim and the amount claimed) has been given to the Sellers in writing before the second anniversary of Completion except insofar as such claim relates to the Warranties relating to Taxation or to the Tax Covenant where such notice of the claim must be given at any time before the sixth anniversary of Completion.

6.2 The Sellers shall not be liable for breach of the Warranties in respect of any claim:-

           6.2.1 which relates to any single circumstance unless the liability loss or cost which is the subject matter of the claim determined or agreed in respect of it when aggregated with the liability loss or cost determined or agreed in respect of any other claim which arises from the same or similar circumstance as such claim exceeds pound sterling 5,000 (excluding interest and costs); and

           6.2.2 unless the aggregate amount of all liabilities losses or costs which are the subject matter of the claim exceed one percent of the Consideration in which case the whole amount shall be capable of being claimed and not merely the excess and for the avoidance of doubt liabilities excluded by Clause 6.2.1 above shall also be excluded for the purposes of this Clause 6.2.2,



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           and the Sellers shall not be liable under the Tax Covenant in respect of any claim unless the aggregate amount of all claims under the Tax Covenant exceed pound sterling 50,000, in which case the whole amount shall be capable of being claimed and not merely the excess.

6.3 Any claim for breach of the Warranties shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall become fully barred and unenforceable at the expiration of nine months from the date on which the Buyer gave notice of such claim in accordance with Clause 6.1, or in the case of a claim where notice has been served under Clause 6.8 nine months from the date the contingent or future liability ceases to be contingent and becomes an actual liability, and the Sellers shall have no further liability in respect of it unless proceedings in respect of it have been commenced by being both issued and served on the Sellers during such nine month period.

6.4 The maximum amount for which each Seller may be liable for all claims under this Agreement except for any claims pursuant to Clauses 7.1, 9 and 10 and Schedule 8 (including all legal and other professional fees and expenses of the Buyer or the Company determined or agreed to be paid by the Sellers) ("Relevant Claims") shall, (except in the case of fraud) be limited to an amount equal to:-

           6.4.1 fifty per cent of the Consideration, in respect of Relevant Claims notified in writing to the Sellers (in the case of claims under the Warranties and Tax Covenant in accordance with Clause 6.1) prior to the first anniversary of Completion; and

           6.4.2 thirty five per cent of the Consideration, in respect of Relevant Claims notified in writing to the Sellers (in the case of claims under the Warranties and Tax Covenant in accordance with Clause 6.1) on or after the first anniversary of Completion and for the avoidance of doubt Relevant Claims to which Clause 6.4.1 applies shall be aggregated with Relevant Claims to which Clause 6.4.2 applied in determining whether the maximum amount of thirty five per cent of the Consideration has been reached pursuant to this Clause 6.4.2.

6.5 The Sellers shall have no liability in respect of a claim for breach of the Warranties to the extent that it would not have arisen but for:-

           6.5.1        legislation not in force at the date of this Agreement;

           6.5.2 a change after the date of this Agreement (whether or not such change is retrospective):-

                        (a)    in rates of Taxation;
                        (b)    in law;
                        (c)    in published practice of a Taxation Authority; or
                        (d)    in generally accepted accounting practices;

           6.5.3 a voluntary act or omission by the Buyer or its officers and employees or the Company or its officers and employees after Completion which is outside the ordinary course of business of the Buyer or the Company (as the case may be) and which is not pursuant to any legally binding obligation of the Company existing at Completion.

6.6 The Sellers shall have no liability in respect of a claim for breach of the Warranties to the extent that:-

           6.6.1 the Company or the Buyer actually recovers any sum under any policy of insurance (net of reasonable costs of recovery and any tax payable) and the Buyer undertakes to the Sellers that it shall, and shall procure that the Company shall:

                       (a) use all reasonable endeavours to make such recovery; and

                       (b)  maintain adequate insurance after Completion;

           6.6.2       the liability in question would not have arisen but for:

                       (a) any claim, disclaimer or election made or notice of consent given by the Buyer or the Company (as the case may be) other than one the giving or doing of which was taken into account in calculating any provision for Taxation in the Net Asset Statement;

                       (b) any failure by the Company after Completion to make any claim election, surrender to disclaimer or give any notice or do any other thing after Completion, the making, giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Net Asset Statement; or

           6.6.3 provision or reserve in respect of the subject matter of the claim has been made in determining the Adjusted Net Asset Value.

6.7 In the event of any breach of Warranty relating to any arrangement, contract or liability between the Company and the Sellers or any Connected Person and where such breach is remediable by the Sellers the Buyer shall allow the Sellers the opportunity to remedy such breach within 30 days of receipt of the written notification before taking any further proceedings or action in relation to such breach.


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
6.8 If any breach of any of the Warranties arises by reason of a liability of the Company which is a contingent or future liability when the claim in respect thereof is notified to the Sellers then the Sellers will not be obliged to make any payment to the Buyer until such time as the contingent liability ceases to be contingent and becomes an actual liability.

6.9 The Buyer shall not be entitled to recover from the Sellers more than once to the extent that it has been reimbursed under this Agreement for the same loss.

6.10 The Buyer shall procure that if as a result of circumstances giving rise to a claim under the Warranties any member of the Buyer's Group is entitled to receive a benefit from a third party that member of the Buyer's Group shall:

           6.10.1      take all reasonable steps to obtain the benefit; and

           6.10.2 if the claim under the Warranties to which the benefit relates has been settled or determined at the time the benefit is received, the relevant member of the Buyer's Group shall account to the Sellers for an amount equal to the lesser of the benefit received (net of tax, if any, and the reasonable costs of recovery) and the amount paid by the Sellers pursuant to such settlement or determination; or

           6.10.3 if the claim under the Warranties to which the benefit relates has not been settled or determined at the time the benefit is received, the Buyer shall not be entitled to recover in respect of any such claim under the Warranties to the extent of the amount of the benefit so received (net of tax, if any, and the reasonable costs of recovery)

           Provided always that the Buyer shall not be obliged to act in any manner which might reasonably be expected to prejudice the goodwill of the business of the Company.

6.11 The Buyer shall procure that if a member of the Buyer's Group becomes aware of any third party claim or potential claim which will give rise to a claim under the Warranties, it shall:-

           6.11.1 keep the Sellers informed of material development which could effect the amount which is the subject of a claim or recovery;

           6.11.2 (subject to being fully indemnified and secured by the Sellers) take such action as the Sellers reasonably require in relation to the subject matter of the claim provided that the Buyer shall not be obliged to act in any manner which might reasonably be expected to prejudice the goodwill of the business of the Company.

6.12 Nothing in this Agreement restricts the general obligation at law to mitigate loss.

6.13 Nothing in this Agreement shall be construed as a representation by the Sellers as to the interpretation or application of any law or regulation.

6.14 The Buyer confirms that the Buyer has not already formulated and does not presently contemplate making a claim under the Warranties.

6.15 No breach of this Agreement (including the Tax Covenant) shall give the Buyer the right to rescind this Agreement following Completion.

6.16 Amounts paid by the Sellers in respect of a claim under this Agreement shall be treated as a reduction of the Consideration.

6.17 The Sellers make no representation and give no warranty or undertaking to the Buyer save only as and to the extent expressly set out in this Agreement. The Buyer shall not have any remedy in respect of any misrepresentation or untrue statement (whether made carelessly or not) made by or on behalf of the Sellers unless and to the extent that a claim lies for breach of the Warranties. In particular, the Sellers disclaim all liability and responsibility for any representation, warranty, statement, opinion, or information made or communicated (oral or in writing) to the Buyer including, without limitation, any representation, warranty, statement, opinion, information or advice made or communicated to the Buyer by an officer, director, employee, agent, consultant or representative of the Company or otherwise made available by or on behalf of the Sellers. This Clause 6.17 shall not exclude any liability of the Sellers for fraudulent misrepresentation.

6.18 Without prejudice to and subject to the provisions of clause 6.14, no information relating to the Company of which the Buyer has knowledge (actual or constructive) other than that contained in or referred to in this agreement and/or included in the Disclosure Letter and no investigation by or on behalf of the Buyer shall prejudice any claim by the Buyer under the Warranties or reduce any amount recoverable thereunder.


7          THE BUYER'S UNDERTAKINGS

7.1 Save as may be required by statute or regulatory authority in the United Kingdom, United States or elsewhere, no party to this Agreement will, without the prior agreement of the the other party, divulge to any third party, other than their respective professional advisers, any information regarding the existence or subject matter of this Agreement.

7.2 The Buyer acknowledges that the information relating to the affairs of the Sellers supplied to the Buyer and to the Buyer's professional advisers is strictly confidential and will not, without the Sellers' prior written consent, disclose any such information to any other person, firm or company, unless required in writing to do so by any governmental authority in the United Kingdom, United States or elsewhere.

7.3 If the sale and purchase contemplated by this Agreement is not completed on the day contemplated by this Agreement the Buyer will immediately return to the Sellers and the Sellers' Solicitors all documents and other data however stored in its possession relating to the Company which contain confidential or proprietary information and will not disclose any such information to any other person, firm or company.

7.4 In relation to pensions the provisions of Schedule 8 (Pensions) shall apply.


8 TAX COVENANT In relation to Taxation the provisions of Schedule 6 (Tax Covenant) apply.

9          RESTRICTIVE COVENANT

9.1 Each Seller (for himself or herself only) undertakes to the Buyer that without the written consent of the Buyer:-

           9.1.1 for a period of 3 years from Completion he or she will not in any capacity whatsoever directly or indirectly carry on or assist in carrying on or be engaged, concerned or interested in the business of the provision of nurses and carers to the home care market, nursing homes and hospitals within the United Kingdom; and

           9.1.2 for a period of 3 years from Completion he or she will not for the purpose of any business supplying products or services similar to or capable of being used in substitution for any product or service supplied by the Company within the 12 months preceding Completion canvass, solicit or endeavour to entice away from the Company any person who during the period of one year prior to Completion has been a customer of the Company or has purchased or agreed or offered to purchase goods from the Company or has employed its services or who has been canvassed by the Company (otherwise than by general advertising) with a view to becoming a customer of the Company; and

           9.1.3 for a period of 3 years from Completion he or she will not do any act or thing likely to have the effect of causing any supplier of or other person in the habit of dealing with the Company to be unable or unwilling to deal with the Company either at all or in part or on the terms on which it had previously dealt with the Company or likely to have the effect of causing any person having a contract or arrangement with the Company to breach, terminate or modify that contract or arrangement or to exercise any right under it; and

           9.1.4 for a period of 3 years from Completion he or she will not employ or offer employment to any person (other than the Sellers themselves) who is an Employee employed in a managerial, technical or sales capacity (provided that, for avoidance of doubt, this shall not include Jean Ball) nor do any act or thing likely to have the effect of causing any such Employee to terminate his employment with the Company whether or not such Employee would thereby breach his contract of employment; and

           9.1.5 he or she will not at any time in connection with any business carried on by him or her use any Intellectual Property belonging to the Company including any of the names or words "Allied Medicare" or any names or words similar to or likely to be confused with them or use any distinctive mark, style or logo used by the Company at the date of this Agreement whether by using such name as part of a corporate name, trade name or otherwise.

9.2 Nothing in Clause 9.1 shall prevent the Sellers from owning not more than five per cent of any class of the issued share capital of a company which is dealt in on a recognised investment exchange (as defined in the Financial Services Act 1986).

9.3 The Sellers acknowledge that damages would not be an adequate remedy for breach of these undertakings contained in Clause 9.1.

9.4 Each of the Sellers shall after Completion not make use of or disclose to any person any information belonging to the Company which is confidential to it or which amounts to a trade secret of the Company ("Confidential Information").

9.5        Clause 9.4 does not apply to:-

           9.5.1 use or disclosure of Confidential Information required to be used or disclosed by law or by any regulatory authority;

           9.5.2 disclosure of Confidential Information to an adviser for the purpose of advising the Sellers in connection with this Agreement provided that such disclosure is on the terms set out in Clause 9.4; or

           9.5.3 Confidential Information which becomes publicly known except as a result of any one or more of the Sellers' breach of Clause 9.4.

10         ANNOUNCEMENTS

10.1 Subject to Clauses 7 and 10.2, neither the Buyer nor the Sellers shall make or send before or after Completion any announcement, communication or circular relating to the subject matter of this Agreement unless such party has first obtained the other party's written consent to the form and text of such announcement, such consent not to be unreasonably withheld.

10.2 Clause 10.1 does not apply to an announcement, communication or circular required by law or by any regulatory authority or by any governmental authority in the United Kingdom, United States or elsewhere, in which event the party required to make or send such announcement, communication or circular shall, where practicable, first consult with the other party as to the content of such announcement.

11         NOTICES

11.1 Any notice or other communication pursuant to, or in connection with, this Agreement shall be in writing and delivered personally, or sent by first class pre-paid recorded delivery post (air mail if overseas), to the Buyer at its registered office from time to time, and to each Seller at the address for service given for them in Clause 19.3 (or to such other address in England as may from time to time have been notified in writing to the other party in accordance with this Clause 11).

11.2 Subject to Clause 11.3, any notice or other communication shall be deemed to have been served:-

           11.2.1 if delivered personally, when left at the address referred to in Clause 11.1;

           11.2.2 if sent by pre-paid recorded delivery post (other than air mail), two days after posting it; or

           11.2.3      if sent by air mail, six days after posting it.

11.3 If a notice is given or deemed given at a time or on a date which is not a Business Day, it shall be deemed to have been given on the next Business Day.

11.4 A copy of each notice served on the Sellers shall be delivered to Nicholas Andrew, Chartered Accountant, 10 Orange Street, Haymarket, London.

12         ENTIRE AGREEMENT

12.1 This Agreement (together with all documents referred to in it or executed at Completion) constitutes the entire agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements or statements (in whatever form) with respect to such subject matter. The Buyer acknowledges that it is not entering into this Agreement in reliance on any warranties, representations or undertakings (whether express or implied) which are not included in this Agreement.

12.2 No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of the Buyer and the Sellers.

13       EFFECT OF COMPLETION

         This Agreement and in particular the Warranties and the Tax Covenant in so far as any of its provisions remain to be, or are capable of being, performed or observed, shall remain in full force and effect after Completion.

14       COSTS

         The Buyer and the Sellers shall pay their own costs in relation to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in this Agreement.

15       ASSIGNMENT

15.1 Subject to Clause 15.2, this Agreement is personal to the parties and neither it nor any of the benefits arising under it may be assigned without the prior written consent of the other party and neither party shall purport to assign or transfer the same.

15.2     The Buyer shall be entitled to assign its rights hereunder:-

         (i) to any other member of the Buyer's Group provided that if any such assignee ceases to be a member of the Buyer's Group it shall be deemed to have reassigned such rights to the Buyer immediately prior to such cessation; or

         (ii) by way of security to any bank or financial institution lending money or making other banking facilities (of whatever nature) available to any member of the Buyer's Group for the purpose of the acquisition of the Shares or any facility agent (or replacement therefor) appointed pursuant to any such banking facilities or any person to whom any such person may assign such rights pursuant to the enforcement of its rights under such banking facilities, provided that the liability of the Sellers shall be no greater as a result of any such assignment than would have been the case had the Buyer's rights not been assigned.


16       FURTHER ASSURANCE

         Following Completion, each of the Sellers shall or any time prior to the first anniversary of Completion as soon as practicably following a reasonable written request from the Buyer (each at their own cost) do or procure the doing of all such acts and execute or procure the execution of all such documents in a form reasonably satisfactory to the Sellers provided to the Sellers by the Buyer which are reasonably required and necessary for the purpose of vesting in the Buyer the full legal and beneficial title to the Shares and otherwise giving the Buyer the full benefit of this Agreement.

17       INVALIDITY

         Each undertaking contained in Clause 9 is and shall be construed as separate and severable and if one or more of such undertakings is held to be against the public interest or unlawful or in any way an unreasonable restrain of trade or unenforceable in whole or in part, the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Sellers. If any undertaking contained in Clause 9 would be void but would be valid if the period of application were reduced or if some part of the undertaking were deleted, the undertaking in question shall apply with such modification as may be necessary to make it valid and effective.


18       WAIVER

18.1 A waiver of any term or provision of this Agreement, or any consent granted under this Agreement, shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

18.2 No failure or delay on the part or any part in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of the exercise of any other right, power or privilege.

18.3 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.


19       LAW AND JURISDICTION

19.1 This Agreement (and any dispute, controversy, proceeding or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with the laws of England.

19.2 The parties hereby submit to the exclusive jurisdiction of the High Court of England in relation to any dispute or claim arising out of or in connection with this Agreement.

19.3 Without prejudice to any other permitted mode of service each of the Sellers agrees that service of any writ, notice or other document for the purpose of any proceedings begun in England shall be duly served upon him if delivered personally or sent by registered post to Pinsent Curtis, 3 Colmore Circus, Birmingham B4 6BH Ref. GM/90599 - 0003.1/DJH or to such other person and address in England as the relevant Seller notifies to the Buyer in writing.

EXECUTED AS A DEED by the parties and delivered on the date which first appears in this Agreement.

                                   SCHEDULE 1

                    SELLER'S NAME, ADDRESS AND SHAREHOLDINGS



(1)                                  (2)                       (3)
NAMES AND ADDRESS                    NUMBER OF SHARES          PERCENTAGE OF CONSIDERATION
OF SELLER
Vanessa Rosamunde                    43,327                    50%
Wynn-Griffiths
Carrisbrooke, Sleepy Shore
Lane,
Rainbow Bay, Eleuthera
Bahamas

David Wynn Griffiths                 43,327                    50%
Carrisbrooke, Sleepy Shore
Lane,
Rainbow Bay, Eleuthera
Bahamas

                                   SCHEDULE 2

                                   THE COMPANY

1          Registered number:                          1689856

2          Registered office:                          Medicare House
                                                       Stone Business Park
                                                       Brooms Road
                                                       Stone
                                                       ST15 0TZ

3          Date and place of                           6.1.83 England & Wales
           incorporation:

4          Authorised share capital:                   1,000,000 ordinary shares of pound sterling 1 each

5          Issued share capital:                       86,654 ordinary shares of pound sterling 1 each

6          Shareholders:

           Shareholder                                 No. of shares

           Vanessa Rosamunde                           43,327

           Wynn-Griffiths

           David Wynn Griffiths                        43,327

7          Directors:                                  Peter Geoffrey Nuttall

                                                       David Ian Johnson

8          Secretary:                                  David Ian Johnson

9          Accounting reference date:                  31 March

10         Bank:                                       Lloyds Bank plc, Market Square, Stafford

11        Auditors:                               Dean Statham
                                                  Bank Passage
                                                  Stafford
                                                  ST16 2JS

12        VAT number:                             488 7713 83

13        Tax district and reference number:      Stafford 679 86790 00269


14        Outstanding Charges                     Debenture dated 11.11.88 to
                                                  secure all sums due to Lloyds
                                                  Bank plc - fixed and floating
                                                  charges over undertaking and
                                                  assets whether present and
                                                  future including goodwill,
                                                  bookdebts, uncalled capital,
                                                  buildings, fixtures, fixed
                                                  plant and machinery, including
                                                  heritable property and assets
                                                  in Scotland.

                                                  Debenture dated 28.4.89 to
                                                  secure all sums due to Lloyds
                                                  Bank plc - fixed and floating
                                                  charges over undertaking and
                                                  assets whether present or
                                                  future including goodwill,
                                                  bookdebts, uncalled capital,
                                                  buildings, fixtures, fixed
                                                  plant and machinery, and
                                                  heritable property and assets
                                                  in Scotland.

                                                  Mortgage dated 18.12.92 to
                                                  secure all sums due to Lloyds
                                                  Bank plc - freehold property
                                                  known as Lindum House, Barnes
                                                  Croft, Hilderstone,
                                                  Staffordshire together with
                                                  the goodwill of the business,
                                                  the benefit of all guarantees
                                                  and a floating charge over all
                                                  moveable plant machinery
                                                  implements utensils furniture
                                                  and equipment.

                                                  Legal charge dated 16.8.93 to
                                                  secure all sums due to Lloyds
                                                  Bank plc freehold property
                                                  known as 13 Bridge Grove, West
                                                  Bridgford Nottingham (Title
                                                  No. NT31445) together with the
                                                  goodwill of the business,
                                                  fixtures and fittings and a
                                                  floating charge over all
                                                  moveable plant machinery
                                                  implements utensils furniture
                                                  and equipment.

                                                  Legal charge dated 28.4.89 to
                                                  secure all sums to Lloyds Bank
                                                  Plc - charge over flat 2 "the
                                                  Larches" 98 Westhall Road,
                                                  Warlingham, Surrey together
                                                  with all buildings and
                                                  fixtures. Floating charge over
                                                  all moveable plant, machinery,
                                                  implements, utensils,
                                                  furniture and equipment, and
                                                  the goodwill of the business

                                                  Charge dated 13.6.86 to secure
                                                  all sums due to Stafford
                                                  Railway Building
                                                  Society-charge over flat 2
                                                  "the Larches" 98 Westhall
                                                  Road, Warlingham, Surrey.

                                   SCHEDULE 3

                      BRIEF DETAILS OF LEASEHOLD PROPERTIES




                      DATE AND PARTIES                              PROPERTY                  TITLE
                                                                                              NO.
1         Lease dated 13 June 1996 between (1) P           4 and 6 London Road                 N/A
          L Rochefort and S J Rochefort (2) the            St Leonards on Sea
          Company                                          East Sussex

2         Lease dated 18 April 1995 between (1)            Suite 205 Crown House               N/A
          Wasdon Investments Limited (2)                   Armley Road Leeds
          Skillman Contract Services Limited (3) G
          Redman and D White

3         Licence dated 28 November 1995                   Office 3.2 Churchill House,         N/A
          between (1) Bondale Limited (2) the              12 Mosley Street,
          Company                                          Newcastle


4         Licence dated 2 January 1996 between             Suite 108 Beckett House 14          N/A
          (1) Northampton Executive Centre                 Billing Road Northampton
          Limited (2) the Company                          NNA 5AW

5         Lease dated 19 August 1988 between (1)           Office C, 57 High Street,           N/A
          J D Watkins (2) Entre  Partitions Limited        Yatton, Avon
          (3) P G Coleman and D A Dunk

6         Informal Licence                                 13a Borough High Street,            N/A
                                                           London SE1 9SE

                      DATE AND PARTIES                      DURATION OF LEASE                                RENT
1         Lease dated 13 June 1996 between (1) P           3 years from 24 April 1996           pound sterling 3,120 per annum
          L Rochefort and S J Rochefort (2) the            although the office has been
          Company                                          closed

2         Lease dated 18 April 1995 between (1)            3 years from 18 April 1995           pound sterling 1,600 per annum
          Wasdon Investments Limited (2)
          Skillman Contract Services Limited (3) G
          Redman and D White

3         Licence dated 28 November 1995                   Original licence period              pound sterling 290 per month
          between (1) Bondale Limited (2) the              expired.  Licence period
          Company                                          thought to be extended to 28
                                                           November 1997

4         Licence dated 2 January 1996 between             Licence terminable on 2              pound sterling 300 per month
          (1) Northampton Executive Centre                 months notice
          Limited (2) the Company

5         Lease dated 19 August 1988 between (1)           15 years from 1                      pound sterling 3,950 per annum
          J D Watkins (2) Entre  Partitions Limited        August 1986 although this
          (3) P G Coleman and D A Dunk                     office has been closed

6         Informal Licence                                 Licence period thought to be         pound sterling 1,250 per month
                                                           until September 1998

7         Informal arrangement                             1st Floor Office                    N/A
                                                           accommodation, 1 Victoria
                                                           Street, Liverpool

8         Licence dated 9 November 1995 between            First floor accommodation           N/A
          (1) R P Bowsher (2) the Company                  744 Oxford Road, Reading

9         Lease dated 20 May 1996 between (1)              4 Woodlands Close,                  N/A
          Mr & Mrs MacMillan (2) the Company               Curridge, Newbury




10        Lease dated 29 April 1996 between (1)            440/441 Baltic Chambers,            N/A
          Dawson Investments Limited (2) the               Wellington Street, Glasgow
          Company

11        Lease dated 25 August 1995 between (1)           Office Suite D1 Second              N/A
          Salopian Holding Company Limited (2)             Floor, Hamilton Court, 373
          the Company                                      Cowbridge Road East,
                                                           Cardiff

12        Lease dated 6 November 1995 between              Offices 6, 7 and 8                  N/A
          (1) W B Anderson and Sons Limited (2)            Anderson Chambers, 34
          the Company                                      Great Kings Street,
                                                           Dumfries

13        Lease dated 20 March 1996 between (1)            Rooms T9 and T11,                   N/A
          Town Centre Securities Plc (2) the               Princes House, 5
          Company                                          Shandwick Place,
                                                           Edinburgh

7         Informal arrangement                             Uncertain                            pound sterling 5,720 per annum



8         Licence dated 9 November 1995 between            Licence terminable on 28             pound sterling 400 per month
          (1) R P Bowsher (2) the Company                  days notice

9         Lease dated 20 May 1996 between (1)              6 months from 20 May 1996            pound sterling 875 per month
          Mr & Mrs MacMillan (2) the Company               which has expired.  The
                                                           Company is not in occuption,
                                                           a house Superintendent
                                                           occupies.

10        Lease dated 29 April 1996 between (1)            Term commencing on 2                 pound sterling 3,300 per annum
          Dawson Investments Limited (2) the               February 1996 and expiring
          Company                                          on 1 February 1999

11        Lease dated 25 August 1995 between (1)           Six years from 25 August             pound sterling 3,000 per annum
          Salopian Holding Company Limited (2)             1995
          the Company


12        Lease dated 6 November 1995 between              Term commencing on 1                 pound sterling 2,500 per annum
          (1) W B Anderson and Sons Limited (2)            December 1995 and expiring
          the Company                                      on 30 November 1998


13        Lease dated 20 March 1996 between (1)            Term commencing on 1                 pound sterling 6,130 per annum
          Town Centre Securities Plc (2) the               September 1995 and expiring
          Company                                          on 31 August 1998

14        Lease, 8 August 1995 between (1)                 Office 17, 22/24 The                N/A
          Roshclose Limited (2) the Company                Broadway and 3 West
                                                           Street, St Ives, Huntington

15        Lease of unknown date between (1) D M            Ground and First Floors,            N/A
          E Artes (2) M Hammond                            162/164 Selsdon Road,
                                                           Croydon
          Note: This has never been vested in the
          Company

16        Lease of unknown date between (1) A H            Part Second Floor Graphic           N/A
          Bates and D G Storer (2) Allied Medical          House, 35/37 Albert Street,
          Nursing Services Limited                         Rugby

17        Tenancy at Will dated 25 November                Unit S36 West Midlands              N/A
          1996 between (1) Workspace (NW)                  House, Willenhall,
          Limited (2) Allied Medicare Nursing              Wolverhampton
          Services

18        Lease dated 28 April 1997 between (1) J          Offices at Horton Street            N/A
          W Fidler & Sons Limited (2) the Company          Stockport, Greater
                                                           Manchester
19        Lease dated 19 February 1996 between             First Floor, 38 Hallgate,           N/A
          (1) Reeds Rains Limited (2) the                  Doncaster
          Company

20        Lease dated 6 June 1996 between (1) D            The Second Floor, 42/43             N/A
          Ingram (Hi Fi Centre) Limited (2) the            Lower Marsh, London SE1
          Company

14        Lease, 8 August 1995 between (1)                 Term expiring on 14                  pound sterling 4,800 per annum
          Roshclose Limited (2) the Company                December 1999


15        Lease of unknown date between (1) D M            3 years from 25 March 1995.          pound sterling 3,500 per annum
          E Artes (2) M Hammond

          Note: This has never been vested in the
          Company

16        Lease of unknown date between (1) A H            Term expiring on 29                  pound sterling 4,000 per annum
          Bates and D G Storer (2) Allied Medical          September 1998
          Nursing Services Limited

17        Tenancy at Will dated 25 November                Tenancy at Will determinable         pound sterling 193 per month
          1996 between (1) Workspace (NW)                  upon notice at any time
          Limited (2) Allied Medicare Nursing
          Services

18        Lease dated 28 April 1997 between (1) J          3 years from 28 April 1997           pound sterling 5,500 per annum
          W Fidler & Sons Limited (2) the Company

19        Lease dated 19 February 1996 between             3 years from 17 November             pound sterling 2,100 per annum
          (1) Reeds Rains Limited (2) the                  1995
          Company

20        Lease dated 6 June 1996 between (1) D            Term expiring on 22                  pound sterling 6,000 per annum
          Ingram (Hi Fi Centre) Limited (2) the            December 1998
          Company

21        Lease dated 24 February 1997 between             Premises at Lakeside                N/A
          (1) Pilkington Plc (2) the Company               Building, Alexandra Park,
                                                           Prescot Road, St Helens

22        Licence of unknown date between (1)              Premises at Leighton                N/A
          Mid Cheshire Hospitals (2) the Company           Hospital, Crewe

23        Lease dated 2 June 1996 between (1) A J          Ground Floor Offices 34             N/A
          Kneale, P S Anderton, I S Gardner and J          Northumberland Street,
          C Pullar (2) the Company                         Morecambe

24        Informal arrangement                             Unit 3A Waterside House,            N/A
                                                           Falmouth Road, Penryn

25        Tenancy of unknown date between (1)              Rooms 2.2 and 3.1                   N/A
          Hall Architects (2) the Company                  Redwood House, Bristol
                                                           Road, Keynsham, Bristol

26        Lease dated 21 February 1990 between             Plot B Stone Business Park,         N/A
          (1) D and Mrs V R Wynn Griffiths and             Stone, Staffordshire
          W F (Trustees) Limited (1) Allied
          Medicare Nursing Services Limited

27        Lease dated 5 August 1953 between (1)            Flat 2 The Larches,                 SY
          G H R Smith (2) G C Marshall and W J             Westhall Road,                      97988
          Marshall                                         Warlingham, Surrey


28        Informal Licence                                 Office at the International         N/A
                                                           Centre Crawley

21        Lease dated 24 February 1997 between             Term commencing 1                    pound sterling 330.42 per month
          (1) Pilkington Plc (2) the Company               February 1997 and expiring
                                                           31 August 1997

22        Licence of unknown date between (1)              Licence terminable on 4              pound sterling 350 per annum
          Mid Cheshire Hospitals (2) the Company           weeks notice

23        Lease dated 2 June 1996 between (1) A J          Term commencing 2 June               pound sterling 1,200 per annum
          Kneale, P S Anderton, I S Gardner and J          1996 and expiring on 1 June
          C Pullar (2) the Company                         1997

24        Informal arrangement                             Uncertain                            pound sterling 290 per month


25        Tenancy of unknown date between (1)              Terminable on 3 months               pound sterling 687.50 per quarter
          Hall Architects (2) the Company                  notice


26        Lease dated 21 February 1990 between             20 years from 27 November            pound sterling 15,000 per month
          (1) D and Mrs V R Wynn Griffiths and             1989                                 (inclusive of value
          W F (Trustees) Limited (1) Allied                                                     added tax at the rate of
          Medicare Nursing Services Limited                                                     17.5%)

27        Lease dated 5 August 1953 between (1)            99 years from 5 August 1953          pound sterling 12.00 per annum
          G H R Smith (2) G C Marshall and W J
          Marshall


28        Informal Licence                                 Uncertain. Mrs D Scott               pound sterling 60 per week
                                                           occupies and the Company
                                                           pays the rent and other
                                                           payments payable

29        Informal arrangement                             Offices at Chatham                  N/A


29        Informal arrangement                             Uncertain                           pound sterling 442 per month

Note:

(a) The Company is seeking to relocate in Northampton from 1 July 1997 to offices at 320 Wellingborough Road, Northampton at a rent of pound sterling 80 per week terminable on one month's notice from either landlord or tenant.

(b) The Company is seeking to relocate in Liverpool from 1 July 1997 to premises comprising the ground floor Cavendish House, Brighton Road, Waterloo, Liverpool at a rent of pound sterling 875 per quarter for an initial period of twelve months.

                                   SCHEDULE 3

                      BRIEF DETAILS OF FREEHOLD PROPERTIES



       PROPERTY                                                              TITLE NO.
1      13 Bridge Grove, Nottingham, Nottinghamshire                          NT 31445

2      Lindum House, Barnes Croft, Hilderstone, Stone, Staffordshire         SF 319977

                                   SCHEDULE 4

                                   WARRANTIES

1         INFORMATION, RECORDS AND DOCUMENTS

          WRITTEN INFORMATION AND MATERIAL DISCLOSURE

1.1 The contents of Schedule 1 are, and all factual information contained in the specific disclosures in part 4 of the Disclosure Letter is, true and accurate in all material respects.

          STORAGE OF RECORDS

1.2 The Company does not have any of its records, systems, or data recorded or operated or otherwise wholly or partly dependent on, or held by, any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access to it and from it) are not under the ownership and control of the Company.

          POSSESSION OF DOCUMENTS

1.3 All title deeds relating to the assets of the Company are in the possession or under the control of the Company. In the case of the Properties such deeds and documents are either original or copies marked by a solicitor as examined with the original.

2         OWNERSHIP OF SHARE CAPITAL, SUBSIDIARIES AND JOINT VENTURES

          OWNERSHIP OF SHARES

2.1 The Shares constitute the whole of the issued share capital of the Company and there is no option, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the Shares or any unissued shares, debentures or other securities of the Company. There is no agreement or commitment to give or create any of the foregoing and each Seller is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the number of Shares set opposite their names in Schedule 1 to the Buyer on the terms of this Agreement.

          SUBSIDIARIES AND JOINT VENTURES

2.2 Except in respect of Allied Homecare Limited, the Company is not the beneficial or legal owner of, nor has agreed to acquire, any share or loan capital of any other company (whether incorporated in the United Kingdom or elsewhere).

2.3 The Company has not agreed to become and is not a member of any partnership or other unincorporated association, joint venture or European Economic Interest Grouping or consortium (other than recognised trade associations) and has no subsidiary undertakings, save for Allied Homecare Limited.

2.4 Allied Homecare Limited is a wholly owned subsidiary of the Company, has not traded since incorporation and has no assets or liabilities.

3         LEGAL MATTERS

          DOCUMENTS FILED

3.1 All material returns and other documents required to be filed with the Registrar of Companies in respect of the Company have been correctly and properly prepared and filed and due compliance has been made with the provisions of the Act in connection with the formation of the Company and the allotment and issue of shares.

          INVESTIGATIONS

3.2 The Company has received no notice of any investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company and so far as the Sellers are aware, no such investigations or enquiries are currently subsisting or have been raised in the three years preceding the date of this Agreement.

          LITIGATION

3.3 The Company is not now nor has been in the two years preceding this Agreement engaged in any civil or criminal proceedings and so far as the Sellers are aware no such proceeding are pending or threatened. There is no outstanding judgement, order or award of a court or tribunal against the Company. So far as the Seller is aware no injunction has been granted against the Company and the Company has given no undertaking to any court or to any third party arising out of any legal proceedings.

          POWERS OF ATTORNEY

3.4 The Company has not granted any power of attorney which remains in effect nor has it given any other similar express authority which is still outstanding (other than any authority for employees to enter into routine trading contracts in the normal course of their duties).

          STATUTORY BOOKS AND OTHER RECORDS

3.5 The statutory books of the company are complete and up to date and not misleading.

          MEMORANDUM AND ARTICLES OF ASSOCIATION

3.6 The memorandum and articles of association of the Company in the form annexed to the Disclosure Letter are true and complete and have embodied therein or annexed thereto copies of all resolutions and agreements as are required by law to be embodied therein or annexed thereto.

          LICENCES

3.7 The Company has obtained and complied in all material respects with the terms and conditions of all statutory licences, permits, consents, approvals and other authorisations necessary for the operation of the Company's business, its ownership, possession and use of its assets and its occupation of each of the Properties. Reasonable details of all such statutory licences, permits, consents, approvals and other authorisations are included in the Disclosure Letter. So far as the Sellers are aware, there is no reason why any of such statutory licences, permits, consents, approvals and other authorisations should be suspended, revoked or be invalid.

4         CAPACITY

4.1 Each Seller has the capacity to enter into this Agreement and the Tax Covenant which will, when executed, become binding obligations on him or her.

4.2       The execution and performance of this Agreement will not:-

          4.2.1 result in a breach of any of the terms of any material agreement or instrument to which the Company is a party;

          4.2.2 relieve any other party to a material contract with the Company of its obligations or enable it to terminate the contract;

          4.2.3 crystallise any floating charge or other encumbrance of any kind on any of the assets of the Company.

5         FINANCIAL MATTERS

          ACCURACY OF ACCOUNTS

5.1       The Accounts:-

          5.1.1 give a true and fair view of the state of the Company's affairs as at the Accounts Date and its results for the period to which they relate;

          5.1.2 have been prepared in compliance with all applicable laws, the accounting policies stated in the Accounts and Accounting Standards;

          5.1.3 have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared in respect of the three years before the Accounts Date;

          5.1.4 to the extent required by applicable law and Accounting Standards make provision or reserve for or disclose all liabilities (including all contingent or deferred liability to Taxation) of the Company whether actual, contingent or otherwise.

5.2 The results shown by the audited profit and loss accounts of the Company for each of the three financial years of the Company ended on the Accounts Date have not (except as disclosed in those accounts) been affected by any extraordinary, exceptional or non-recurring items or by any other matters making the profits or losses for a period covered by any of those accounts unusually high or low.

5.3 The Company is not engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

5.4 The books of account and all other records of the Company (including any which it may be obliged to produce under any contract now in force) are up-to-date, in its possession and comply with the Act and Accounting Standards.

          ACCOUNTS DATE

5.5       The accounting reference date of the Company is as set out in Schedule
          1.

          HIRE PURCHASE AND LEASED AGREEMENTS

5.6 Reasonable details of all hiring or leasing agreements, hire purchase agreements, credit or conditional sale agreements, agreements for payments on deferred terms and other similar agreements to which the Company is a party are included in the Disclosure Letter.

6         EVENTS SINCE THE ACCOUNTS DATE

6.1 Since the Accounts Date as regards the Company there has been no material adverse change in its financial or trading position and:-

          6.1.1 its business has been carried on in a normal and proper manner;

          6.1.2 no asset has been acquired or disposed of on capital account or has been agreed to be acquired or disposed of on capital account and it has not incurred, or agreed to incur, any material liabilities otherwise than in the ordinary course of carrying on its business;

          6.1.3 no substantial customer of the Company has ceased or reduced its level of business with the Company to a material extent;

          6.1.4 no dividends or other distributions have been declared, paid or made;

          6.1.5 no resolution of the Company has been passed (other than ordinary business at annual general meetings);

          6.1.6 no payments have been made to any of the Sellers or any Connected Persons and no agreement between the Buyers and either of the Sellers or any Connected Persons have been amended or entered into.

          BANK BORROWING

6.2 The total amount borrowed by the Company from its bankers does not exceed its overdraft facilities details of which are set out in the Disclosure Letter and does not exceed any limitation on its borrowing powers contained in its Articles of Association.

          LOAN CAPITAL

6.3 The Company has no outstanding loan capital nor has it factored its debts or borrowed any money (save for short term borrowings from its bankers) which it has not repaid nor has the Company engaged in financing of a type which would not require to be shown or reflected in audited accounts.

          NOTICE OF REPAYMENT OF DEBTS

6.4 The Company has not received notice from any lenders of any money requiring repayment or intimating the enforcement by any such lender of any security which it may hold over any assets of the Company and no event of default has occurred and is outstanding under the terms of any agreement with any lender which entitles such lender to demand repayment of any money prior to the date in which it would otherwise be repayable by the Company.

          BANK CERTIFICATE

6.5 A statement certified by the Company's bankers of the Company's bank accounts and of its credit or debit balances as at a date not more than two Business Days before today's date has been supplied to the Buyer and the Company has no other bank or deposit account (whether in credit or overdrawn) not included in such statement and since the date of such statement there have been no payments out of any such accounts except for routine payments and the aggregate balance on all current accounts is not substantially different from the aggregate balance shown on such statements.

          GRANTS AND ALLOWANCES

6.6 Particulars of all grants, allowances, subsidies, loans or financial assistance paid or made to the Company during the last three years by, and of all outstanding claims by the Company for, any grant or allowance from, any supranational, national or local authority or government agency are set out in the Disclosure Letter and there are no circumstances under which such grant or allowance may be liable to be repaid in whole or in part.

6.7 Save as disclosed in the Accounts, the Company has no liabilities, actual or contingent, other than trade creditors incurred in the ordinary course of trading since the Accounts Date.

6.8       FACILITIES

          Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are set out in the Disclosure Letter and whether or not of a type which would be required to be shown in or reflected in the Accounts (including any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained) forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing).

7         INSOLVENCY

7.1 No receiver (which expression shall include an administrative receiver) has been appointed over the whole or any part of the assets or undertaking of the Company nor has any liquidator or provisional liquidator been appointed in respect of either of them.

7.2 No petition has been presented, no order has been made, and no resolution has been passed for the winding-up of the Company and no meeting has been convened for the purpose of winding-up either of them.

7.3 No administration order has been made and no petition for such an order has been presented in respect of the Company.

7.4 The Company has not stopped payment to its creditors of its debts nor is it insolvent or is unable to pay its debts within the meaning of
          Section 123 of the Insolvency Act 1986.

7.5 No unsatisfied judgment or court order is outstanding against the Company.

7.6 No voluntary arrangement is in force or is proposed under Section 1 of the Insolvency Act 1986 in respect of the Company.

8         TAXATION MATTERS

          GENERAL

8.1       The Company has within the relevant time limits:-

          8.1.1 correctly made all returns (including returns under section 11 of the Taxes Management Act 1970) required to be made and given all notices, accounts and computations required to be given by the Company and maintained all records for any Taxation purpose and the information contained in any such returns, notices, accounts and computations and records was full and accurate in all material respects; and

          8.1.2 paid or accounted for all Taxation (including Taxation required to be deducted or withheld from payments).

8.2 The Company is not or has not within the last six years been liable to pay any fine, interest or penalties to a Taxation Authority and so far as the Sellers are aware there are no facts within the last three years which are likely to cause it to become liable to pay any such penalty, fine or interest.

8.3 There is no dispute and there has not at any time been any dispute (other than the routine negotiation of tax computations) between the Company and any Taxation Authority, the Company is not nor has at any time been the subject of an investigation by any Taxation Authority.

8.4 No action has been taken by the Company in respect of which any consent or clearance from the Inland Revenue or other authority was required save in circumstances where such consent or clearance was validly obtained, and where any conditions attaching thereto were and will, where relevant immediately following Completion, continue to be met.

8.5 Since the Accounts Date, the Company has not made any payment or incurred any liability to make any payment which could be disallowed as a deduction in computing the taxable profits of the Company or as a charge on the Company's income except for capital expenditure qualifying for capital allowances and expenditure on entertainment in the ordinary course of the Company's business not exceeding pound sterling 1,000.

8.6 Since the Accounts Date, the Company has not made, nor is bound to make, any distribution or deemed distribution as defined in or set out in Section 209 to 211 ICTA or Sections 418, 419 or 422 ICTA.

          TRANSACTIONS OTHER THAN AT ARM'S LENGTH

8.7 The Company has not been party to any transaction in respect of which the relevant Taxation Authority may substitute for Taxation purposes a different amount or value than the amount or value of the consideration actually given or received by the Company and no notice or enquiry pursuant to Section 770 T.A has been made in connection with any of such transactions.

          CAPITAL ALLOWANCES

8.8       (a)           No balancing charge in respect of any capital allowances
                        claimed or given would arise if any asset or pool of assets in respect of which separate computations are required to be made for capital allowances of the Company were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Accounts.

          (b) The Company has not since the Accounts Date become liable for any balancing charge.

          FOREIGN TAX

8.9 The Company is not and has never been liable to tax in any jurisdiction other than the United Kingdom.

8.10 The Company is not and has never been an agent of another company for the purpose of assessing the latter to tax in the United Kingdom.

          PAYE AND NATIONAL INSURANCE

8.11 The Company has properly operated the PAYE system and has complied in all material respects with all its obligations in respect of National Insurance and has complied in all material respects with all its reporting, accounting and payment obligations to the relevant authorities in connection with payments (including notional payments) and benefits provided for directors and employees of the Company or others.

          VAT

8.12 The Company is registered in the United Kingdom for the purposes of the legislation relating to VAT. The Company has never been treated as a member of a group for the purposes of section 43 VATA and no application for such treatment has been made.

8.13 The Company has at all times complied in all material respects with its payment and other obligations under the legislation relating to VAT (including all regulations and orders relating thereto) and has maintained complete, correct and up to date records and documents appropriate or required for VAT purposes, has not within the last three years incurred any penalty, default surcharge or interest in relation to VAT and has not within the last two years been served with any penalty liability notice within section 64 VATA or any surcharge liability notice within section 59 VATA or been issued with any written warning within section 76 (2) VATA.

8.14      The Company has never been required to give security to H M Customs &
          Excise.

8.15 Neither the Company nor any relevant associate (for the purposes of paragraph 3(7) of Schedule 10 VATA) has elected to waive exemption and the Company has not received notice of any election to waive exemption for VAT purposes in relation to any interest in land or buildings owned or occupied by the Company.

          CLAIMS AND RECORDS

8.16 So far as the Sellers are aware the Company has maintained sufficient records to enable it to calculate any present or, so far as possible, future liability for Taxation of the Company or its entitlement to any deduction relief or repayment of Taxation.

          CAPITAL GAINS

8.17 The amounts at which assets are included in the Accounts are such that on the disposal of any asset for a consideration equal to such amount (disregarding any statutory right to make any election or to claim any allowance or relief other than one allowable under section 38 of the
          TCGA), no liability to corporation tax in respect of any chargeable gain will arise.

8.18 The Disclosure Letter contains full details of all claims made by the Company under sections 152 to 154 (replacement of business assets), of the TCGA and which apply to any asset owned by the Company at Completion and no other claim has been made or may be made by any other person (including under sections 165 (gifts of business assets) and 175 (replacement of business assets by members of a group) of the
          TCGA) which affects the consideration for the acquisition of any such asset taken into account in computing any liability to corporation tax on chargeable gains on a subsequent disposal of that asset.

8.19 The Company has never been a party to any transaction as a result of which the consideration received for any disposal of an asset may be increased under section 30 of the TCGA (value-shifting).

          RESIDENCE AND OVERSEAS MATTERS

8.20 The Company is, and always has been, resident only in the United Kingdom for Taxation purposes (and has never been treated as resident outside the United Kingdom for the purposes of any double taxation convention).

8.21 The Company does not act as the branch, agent, factor, or tax representative of any person resident outside the United Kingdom for Taxation purposes and no such person carries on any trade or business through the Company.

          CAPITAL ALLOWANCES

8.22 The value attributed in the Accounts to each asset, or the aggregates of the values attributed to the assets in each pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made, is such that on a disposal of each such asset or pool of assets on the Accounts Date for a consideration equal to such a value or aggregate value no balancing charge would have arisen.

8.23 So far as the Sellers are aware nothing has occurred since the Accounts Date as a result of which the Company could be required to bring a disposal value into account or suffer a balancing charge, or withdrawal of first year allowances or a recovery of excess relief for the purpose of capital allowances.

          DISTRIBUTIONS ETC

8.24      The Company has never made any repayment of share capital to which section 210 of the Taxes Act (bonus issue following repayment of share capital) applies or made any bonus issue or otherwise issued any share capital as paid up otherwise than by receipt of new consideration within the meaning of Part VI of the Taxes Act.

8.25 The Company has not since 5 April 1965 made any distribution (as defined in sections 209 to 211 of the Taxes Act) except by way of a cash dividend.

8.26 The Company has not redeemed, repaid or purchased or agreed to redeem, repay or purchase any of its own shares under section 219 of the Taxes Act (purchase by unquoted trading company of own shares).

          GROUP MATTERS

8.27 The Company is not and has never been a member of a group of companies for any Taxation purpose.

          CLOSE COMPANY

8.28 The Company is a close company for the purposes of United Kingdom Taxation but is not and has never been a close investment holding company for the purposes of section 13A of the Taxes Act.

8.29 Within the last six years the Company has not made any loan to any participator or any associate for the purposes of section 419 or 422 of the Taxes Act (loans to participators) or provided any payment or benefit to a participator which has or could be treated as a distribution for the purposes of section 418 of the Taxes Act (certain expenses of close companies).

          STAMP DUTY AND STAMP DUTY RESERVE TAX

8.30 All instruments executed by the Company and which are necessary to establish the title of the Company to any asset have been duly stamped and, where appropriate, stamped with the particulars delivered stamp by the Inland Revenue.

8.31 The Company is or has ever been liable to pay any stamp duty reserve tax.

          INHERITANCE TAX

8.32 There has been no transfer of value made by the Company or in relation to any share capital of the Company to which Part IV of the ITA (close companies) might apply.

8.33 No Inland Revenue charge for unpaid capital transfer tax or inheritance tax has been or may be imposed under section 212 or 237 of the ITA over any asset of the Company or in relation to any part of the share capital of the Company and no such Inland Revenue charge will arise after Completion in connection with any event which has occurred prior to Completion.

9         PROPERTY MATTERS

9.1 The Properties comprise all the land and buildings used or occupied by the Company.

9.2 The Company is in sole possession and occupation of the Properties and there are no circumstances known to the Seller which would restrict or terminate the continued possession or occupation by the Company of the Properties.

9.3 In respect of any of the Properties which are leasehold ("Leasehold Properties"):-

          9.3.1 the Company has paid the rent reserved by the lease under which the Leasehold Properties are held.

          9.3.2 the Company has not received notice from any landlord complaining of any breach of the covenants on the part of the tenant contained in such leases.

9.4 Replies to preliminary enquiries in respect of the Properties raised by the Buyer's Solicitors in writing or in correspondence with the Seller's Solicitors were when given and are now correct in all material respects.

9.5 The Company has no actual or contingent obligations or liabilities (whether as principal contracting party or guarantor or otherwise) in relation to any lease, licence or other interest or agreement relating to land apart from the Properties.

10        ASSETS AND STOCK

          OWNERSHIP OF ASSETS

10.1 The assets included in the Accounts were, at the Accounts Date, and are now (unless since disposed of in the ordinary course of business), in the absolute beneficial ownership and possession of the Group and there is no option, mortgage, charge, pledge, agreement for payment on deferred terms, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security on, over or affecting any of such assets or any part of the Company's undertaking and those assets since acquired by the Company and there is no agreement or commitment to give or create any of the foregoing.

          PLANT IN WORKING ORDER

10.2 The plant, machinery, vehicles and other equipment used in connection with the business of the Company are in a reasonable and safe state of repair and condition and reasonable working order given their age and usage.

          ASSETS SUFFICIENT FOR BUSINESS

10.3 The assets owned or used under licence by the Company comprise all assets necessary for the continuation of the business of the Company as previously carried on.

11        INTELLECTUAL PROPERTY

11.1 Each item of Intellectual Property which is capable of registration has been properly registered and is listed in Schedule 5 and is in full force and effect.

11.2 No service mark or trade mark of the Company has been acquired from, or was previously used by, any other person and so far as the Seller is aware there are no proceedings pending or threatened before the European Court relating to any trade mark or service marks of the Company.

11.3 The Company has not granted to any third party any rights or licences over any of its Intellectual Property.

12        CONTRACTS

          ONEROUS CONTRACTS

12.1 The Company is not a party to, or subject to, any agreement, obligation, understanding, arrangement or liability which:-

          12.1.1 is long term (that is to say not terminable on six months' notice or less);

          12.1.2 is unusual or abnormal (that is to say contracts or arrangements for capital commitments or contracts or arrangements differing from those necessitated by the ordinary nature of its business or entered into other than on arm's length terms);

          12.1.3 in any way restricts the freedom to carry on the whole or part of its business in any part of the world;

          12.1.4 restricts the freedom of the Company to provide and take goods from or to such persons as it may from time to time think fit.

          CUSTOMERS AND SUPPLIERS

12.2 During the six months preceding the date of this Agreement there has been no substantial change in the basis or terms on which any person (including any supplier) is prepared to enter into contracts or do business with the Company (apart from normal price changes).

12.3 The loss of any single supplier to or customer of the Company would not have a material effect on its business, and during the financial year ended on the Accounts Date or in the period since the Accounts Date not more than ten per cent of the Company's supplies were derived from the same supplier, and not more than ten per cent of its sales were to the same customer.

12.4 There are attached to the Disclosure Letter copies of each contract to which the Company is a party which individually is of material importance to the Company's business as presently carried on (other than the contracts and arrangements listed in Schedule 3).

13        GENERAL BUSINESS MATTERS

          OTHER INTERESTS OF THE SELLERS AND CONNECTED PERSONS

13.1 Neither the Sellers nor any Connected Persons have any rights or interests directly or indirectly in any business (other than that of the Company) or any Intellectual Property rights which are or are likely to be or become, competitive with the business of the Company (save as the beneficial owner of any class of securities of any company listed on a recognised investment exchange (as defined in the Financial Services Act 1986) and in respect of which the Sellers or any Connected Persons are beneficially interested in less than five per cent of all the issued securities of that class).

          EFFECT OF SALE OF SHARES

13.2      The Sellers are not aware that after Completion:-

          13.2.1 any supplier to the Company will cease supplying the Company or materially reduce its volume of supplies to the Company;

          13.2.2 any customer will cease or materially reduce its volume of dealings with the Company.


          TRANSACTIONS WITH SELLERS AND CONNECTED PERSONS

13.3      There are:-

          13.3.1 no loans made by the Company to the Sellers and/or any director of the Company and/or any person connected with any of them as described in Section 839 of the Taxes
                        Act);

          13.3.2 no debts owing to the Company by the Sellers and/or any director of the Company and/or any such person as aforesaid.

13.4 There are no existing agreements, arrangements, contracts or engagements to which the Company is a party and in which the Sellers and/or any director of the Company and/or any person connected with any of them as mentioned in paragraph 13.3.1 above is interested.

          BUSINESS NAME

13.5 The Company does not use on its letterhead, books or vehicles or otherwise carry on its business under any name other than its corporate name.

          FINDER'S FEE ETC.

13.6 No person, firm or corporation is entitled to receive from the Company any vendor's fee, finder's fee or brokerage or other commission payable by the Company in connection with the purchase of the Shares.

14        EMPLOYEES AND DIRECTORS

14.1 The names and remuneration of each employee of the Company have been disclosed in the Disclosure Letter and no other person not named therein is an employee of the Company and since the Accounts Date no change has been made in the terms of engagement of any Director or employee of the Company.

14.2 There are no agreements or other arrangements between the Company and any trade union or other body representing employees.

14.3 There is no liability or claim against the Company outstanding or so far as the Sellers are aware anticipated under the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995 or the Employment Rights Act 1996 or the Transfer of Undertakings (Protection of Employment) Regulations 1981.

          BONUS SCHEMES

14.4 There are no schemes in operation by, or in relation to, the Company under which any employee of the Company or any self-employed superintendent, nurses or carers engaged by the Company is entitled to a commission, payment or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any other targets or objectives.

          CONSULTANCY AGREEMENTS

14.5 There are not in existence any consultancy agreements between the Company and any other person, firm or company.

          MISCELLANEOUS

14.6 The Company has not received written notice of any employee intending to terminate his employment with the Company on or within six months of Completion and no employee is under notice of termination of employment from the Company nor is suspended from employment with or without pay.

14.7 No trade dispute (as defined in section 218 of the Trade Union and Labour Relations (Consolidation) Act 1992) exists or has existed within the 2 years preceding the date hereof or is anticipated between the Company and any of its employees or any trade union.

14.8      Within a period of one year preceding today's date the Company:-

          14.8.1 has not given notice of any redundancies to the Secretary of State or given information to or consulted with any independent trade union or unions or any other representative of workers under the provisions of the Employment Rights Act 1996 or the Trade Union and Labour Relations (Consolidation) Act 1992 nor has the Company failed to comply with any such obligation under the said Acts;

          14.8.2 has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 nor has the Company failed to comply with any duty to inform and consult any independent trade unions or any other representatives of any workers under the said Regulations.

14.9 The Company has complied in all material aspects with all relevant provisions of all applicable legislation, codes of conduct and terms and conditions of employment relevant to the Company's Directors, officers and employees.

14.10 The salaries and other benefits of all employees of the Company and all payments due to self-employed superintendents, nurses or carers engaged by the Company have been paid or discharged in full in respect of the period up to and including Completion.

14.11 Details of any profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors' and officers' insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings (the "Schemes") operated for all or any of the employees or any self-employed superintendents, nurses and carers engaged by the Company or former employees of the Company or their dependents whether legally binding on the Company or not have been disclosed in the Disclosure Letter.

14.12 The Schemes have at all times been operated in all material respects in accordance with their governing rules or terms and all applicable laws, and all documents which are required to be filed with any regulatory authority have been so filed.

14.13 The terms of employment or engagement of all employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated by not more than three months' notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

14.14 The Disclosure Letter contains copies of all the standard terms and conditions, staff handbooks and policies which apply to the employees of the Company and to any self-employed superintendents, nurses and carers engaged by the Company and identifies which terms and conditions apply to which employees or other persons engaged by the Company as aforesaid.

14.15 There are no terms and conditions in any contract with any director, officer or employee of the Company or any self-employed superintendent, nurses or carers engaged by the Company pursuant to which such person will be entitled to receive any payment or benefit of such person's rights will change as a direct consequence of the transaction contemplated by this Agreement.

14.16 No past or present Director, officer, employee of the Company or any self-employed superintendent, nurses or carers engaged by the Company has any outstanding claim against the Company including any claim:

          (a) in respect of any accident or injury which is not fully covered by insurance; or

          (b)  for breach of any contract of services or for services; or

          (c) for loss of office arising out of or connected with the termination of his office or employment and so far as the Sellers are aware no event has occurred which is likely to give rise to such claim.

14.17 So far as the Sellers are aware there are no enquiries or investigations existing, pending or threatened affecting the Company in relation to any Directors, officers or employees of the Company or any self-employed superintendent, nurses or carers engaged by the Company by the Equal Opportunities Commission, the Commission for Racial Equality or the Health and Safety Executive or any other bodies with similar functions or powers in relation to workers.

14.18 The Company has maintained records which are in the reasonable opinion of the Sellers adequate and suitable regarding the service of its Directors, officers, employees and any self-employed superintendent, nurses or carers engaged by the Company and such records comply with the requirements of the Data Protection Act 1984.

14.19 Since the Accounts Date, the Company has not made, announced or proposed any changes to the emoluments or benefits of or any bonus to any of the Directors, officers or employees of the Company or any self employed, superintendents, nurses or carers engaged by the Company and the Company is under no obligation to made any such changes with or without retrospective effect.

          ACAS

14.20 So far as the Sellers are aware the Company has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee.

          SHARE SCHEMES

14.21 The Company does not have in existence nor is it proposing to introduce any share incentive scheme, employee share trust or share option scheme for all or any of its directors or employees.

15        SELF EMPLOYED CONTRACTORS

          A copy of the standard terms and conditions for self employed superintendents, nurses and carers are attached to the Disclosure Letter.

16        PENSION MATTERS

16.1 The Company is not and never has been a party to any agreement or arrangement (other than the Pension Schemes) for the provision of any relevant benefits (as defined in Section 612(1) of ICTA) for any Employee or former employee of the Company.

16.2 The Company has no obligation to contribute to any personal pension scheme (as defined in Section 630 of ICTA) or to make any ex gratia pension payments in respect of any Employee or former employee of the Company.

16.3 Copies of the trust deeds, rules and other documents containing the provisions currently governing the Pension Schemes and particulars of the benefits and entitlements under the Pension Schemes have been delivered to the Buyer and there is no obligation to provide benefits under the Pension Schemes other than as revealed in such documents and particulars.

16.4      The Sellers are the only two members of the Self-Administered Pension
          Scheme.

16.5 No undertaking or assurance has been given to all or any of the Employees as to the continuance introduction increase or improvement of any pension arrangements.

16.6 The Company and the trustees and administrators of the Pension Schemes have respectively complied with their obligations under the Pension Schemes in accordance with the trust powers and provisions of their governing documentation and the Pension Schemes have been administered in accordance with and comply with all applicable legislation and general requirements of trust law and all amounts due to be paid to the Pension Schemes from the Company have been paid.

16.7 All of the assets of the Self-Administered Pension Scheme are under the possession or control of its trustees and the assets of the other Pension Scheme are secured under an insurance policy.

16.8 The Pension Schemes are approved as exempt approved schemes (within the meaning of Chapter I of Part XIV of ICTA) and the Sellers are not aware of anything that has been done or omitted to be done which will or may result in the Pension Schemes ceasing to be approved as exempt approved schemes.

16.9 All lump sum death benefits which may be payable under the Pension Schemes (other than a refund of members' contributions) are fully insured with an insurance company authorised to carry on a long term insurance business under the Insurance Companies Act 1982. All policies and contracts under which such benefits are insured are enforceable.

16.10 No claim has been made or threatened against the Trustees or administrator of the Pension Schemes or against any person whom the Company is or may be liable to indemnify or compensate in respect of any event, omission or other matter arising out of or in connection with the Pension Schemes or any of them (other than routine claims of benefits).

16.11 In addition to lump sum death in service benefits the Pension Schemes provide only money purchase benefits (as defined in Section 181 Pension Schemes Act 1993) for the beneficiaries of the Pension Schemes and no promise or assurance (oral or written) has been given to any beneficiary that his or her benefits under the Pension Scheme (other than lump sum death in service benefits) will be calculated by reference to any persons remuneration or equate (approximately or exactly) to any particular amount.

17        CONTINGENT LIABILITIES

          So far as the Sellers are aware, the Company has no material contingent liabilities save for any contingent liabilities arising in the ordinary course of business since the Accounts Date.

18        COMPLIANCE WITH LAWS

          The Company has in all material respects conducted its business in accordance with all applicable law and regulations of any jurisdiction in which it carries on business.

19        INSURANCE

19.1      POLICIES

          The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (together the "POLICIES"). Each of the Policies is valid and in force and so far as the Sellers are aware there are no circumstances which might make any of the Policies void or voidable or lead any claim under the Policies to be avoided by the insurers.

19.2      CLAIMS

          No claim is outstanding under any of the Policies and so far as the Sellers are aware no events have occurred which may give rise to a claim under any of the Policies.

20        LIABILITIES OF THE COMPANY

20.1 No sums have been paid or are payable by or on behalf of the Company to any employee of the Company which are dependant upon, or related to, the sale of the Company contemplated by this Agreement or the Consideration.

20.2 The Company has no liability, actual or contingent, to pay any costs or expenses, professional or otherwise, in connection with the sale contemplated by this Agreement and neither has the Company made any such payments.

                                   SCHEDULE 5

                              INTELLECTUAL PROPERTY

TRADEMARK                                                      TERRITORY        NUMBER         CLASS      PROPRIETOR
Florence Nightengale device and Allied Medicare                UK               1544682        42         The Company

Medicare                                                       UK               1285745        42         The Company

Florence Nightengale device                                    UK               1285744        42         The Company

                                   SCHEDULE 6

                                  TAX COVENANT

1         INTERPRETATION

1.1       In this schedule unless the context otherwise requires:-

          "BUYER'S RELIEF"            means:-

                                      (a)    any Relief which arises in respect
                                             of, by reference to or in
                                             consequence of any period after the
                                             Relevant Date or any Event
                                             occurring after the Relevant Date;

                                      (b)    any Relief which was taken into
                                             account in computing, and so
                                             reducing or eliminating any
                                             provision for deferred Taxation
                                             which appears in the Net Asset
                                             Statement (or which, but for such
                                             Relief, would have appeared in the
                                             Net Asset Statement); and

                                      (c)    any Relief which was treated as an
                                             asset in the Net Asset Statement;

          "CLAIM FOR TAXATION"        means any assessment, notice, demand,
                                      letter or other document issued by or
                                      action taken by or on behalf of any
                                      Taxation Authority or any circumstances
                                      indicating that the Company is or may be placed or is sought to be placed under a Liability for Taxation;

          "EVENT" means any event, act, failure, omission, occurrence, dealing, circumstance, arrangement or transaction (including the sale of the Shares pursuant to this Agreement);

          "LIABILITY FOR TAXATION"    means:-

                                      (a)    any liability (including a
                                             liability which is a primary
                                             liability of some other person and
                                             whether or not there is a right of
                                             recovery against another person) to
                                             make an actual payment or increased
                                             payment of or in respect of
                                             Taxation whether or not such
                                             liability has been discharged prior
                                             to Completion;

                                      (b)    any liability (including a
                                             liability which is a primary
                                             liability of some other person and
                                             whether or not there is a right of
                                             recovery against another person) to
                                             make a payment or increased payment
                                             of Taxation which would have arisen
                                             but for being satisfied, avoided or
                                             reduced by any Buyer's Relief; and

                                      (c)    the disallowance, loss, clawback,
                                             reduction, restriction or
                                             modification of any Buyer's Relief
                                             within paragraph (b) or (c) of the
                                             definition of Buyer's Relief;

          "RELIEF" means any relief, allowance, deduction, exemption or set-off relevant to the computation of any Liability for Taxation, any credit against Taxation or any right to a repayment of Taxation;

          "TAXATION"                  means:-

                                      (a)    advance corporation tax, capital
                                             gains tax, corporation tax, customs
                                             and excise duties, income tax
                                             (including PAYE), inheritance tax,
                                             national insurance contributions
                                             and VAT;

                                      (b)    all former and foreign taxes;

                                      (c)    all other levies, imposts, duties,
                                             charges or withholdings in the
                                             nature of taxes imposed by any
                                             Taxation Authority other than
                                             rates, community charge or council
                                             tax; and

                                      (e)    all interest, penalties, fines and
                                             other charges relating to any of
                                             the above save insofar as
                                             attributable to the delay or
                                             default after Completion of the
                                             Company or the Buyer;

          "TAXATION AUTHORITY"        means the Inland Revenue, HM Customs &
                                      Excise, the Department of Social Security and any other body having functions in relation to Taxation.

1.2       In interpreting this schedule:-

          1.2.1 words and expressions defined elsewhere in this Agreement shall have the same meanings in this schedule except where otherwise provided or expressly defined in this schedule and, unless the context otherwise requires, clause 1.2 of this Agreement shall apply to the interpretation of this schedule;

          1.2.2 any reference to income, profits or gains earned, accrued or received or an Event which has occurred includes income, profits or gains deemed to have been or treated as or regarded as earned, accrued or received or an Event deemed to have or treated as having or regarded as having occurred, as the case may be.

2         COVENANT TO PAY

          The Sellers covenant with the Buyer to pay to the Buyer an amount equal to:-

2.1 any Liability for Taxation of the Company in respect of, by reference to or in consequence of:-

          2.1.1 any income, profits or gains earned, accrued or received on or before Completion; or

          2.1.2         any Event which occurred on or before Completion;

2.2 any liability for Taxation of the Company under Section 767A ICTA by reason of corporation tax assessed on any company remaining unpaid where the company in question is or was under the control of any person who has at any time prior to Completion has control of the Company within the meaning in Section 767 (B) 4 ICTA.

2.3 any reasonable costs or expenses properly incurred by the Company in connection with any liability falling within 2.1 above.

2.4 All sums payable by the Sellers under this deed shall be paid free and clear of all deductions or withholdings (including Taxation) unless the deduction or withholding is required by law, in which event or in the event that the Buyer shall incur any liability for Taxation chargeable or assessable in respect of any payment pursuant to this Schedule, the Covenantor shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Buyer (after Taxation) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Taxation been incurred and in applying this clause 2.3 no account shall be taken of the extent to which any liability for Taxation may be mitigated or offset by any Relief available to the Buyer so that where such Relief is available the additional amount payable hereunder shall be the amount which would have been payable in the absence of such availability provided that the Sellers shall have no obligation to make any payment pursuant to this clause 2.4 to the extent that the liability arises as a result of a voluntary act of the Buyer which takes the payment made by the Sellers pursuant to this Schedule outside the provisions of ESC D33.

3         EXCLUSIONS

          The covenant contained in paragraph 2 shall not apply and the Buyer shall have no claim against the Sellers under it to the extent that:-

3.1 provision or reserve in respect of the liability in question or the discharge or payment thereof was made in the Net Asset Statement;

3.2 the liability in question arises in respect of, by reference to or in consequence of any income, profits or gains earned, accrued or received (or any Event which occurred) after the Relevant Date and on or before Completion in the ordinary course of business of the Company and for this purpose, but without limitation, the following shall not be regarded as being in the ordinary course of business:-

          (i) the declaration or payment of any dividend or the making of any other distribution; or

          (ii) any transaction entered into by the Company in circumstances where the consideration (if any) received by or as the case may be, paid by the Company in respect thereof is less than or more than the consideration deemed to have been received or paid for Taxation purposes but to the extent only that the Liability for Taxation arises in respect of the amount by which the deemed consideration exceeds or is less than the actual consideration; or

          (iii) the Company ceasing or being deemed to cease, for Taxation purposes, to be the member of any group or associated with any other company or person whether in consequence of the entering into of the Sale Agreement or anything done under it or otherwise; or

          (iv) an Event which gives rise to a liability on the Company in respect of the income, profits or gains, whether actual or deemed, of any non-resident person; or

          (v) any other Event which gives rise to a liability to Taxation on deemed (as opposed to actual) income, profits or gains;

          (vi) the failure by the Company to operate correctly the PAYE system, including deducting Tax (including national insurance contributions) from all payments to or treated as made to or benefits provided for employees or independent contractors of the Company (including any such payments within s.134 ICTA) duly accounting to the Inland Revenue for Tax deducted and for all employers national insurance contributions in connection with any such payments made or benefits provided and complying with its reporting obligations to the Inland Revenue in connection with any such payments or benefits;

          (vii) the failure of the Company to comply in all material respects with its payment and other obligations under the legislation relating to VAT (including all regulations and orders relating thereto);

3.3 the Buyer has recovered damages from the Sellers for breach of any of the Warranties in respect of the same liability;

3.4 the liability in question arises or is increased as a result of any change or changes in legislation made after Completion or the withdrawal or change after Completion of any published practice by any Taxing Authority where such change or changes purport to be effective retrospectively to periods prior to Completion except where the change is:-

          3.4.1 a change in legislation announced in the Budget on 2 July 1997 which brings into the charge to national insurance contributions or within the PAYE system the benefit in kind with a value of pound sterling 1,340,000 which was provided to the Sellers in respect of the accounting period to 31 March 1997 in the form of a reversionary interest in an offshore trust and the benefit in kind with a value of pound sterling 1,050,000 which was provideD to the Sellers in respect of the accounting period to 31 March 1996 in respect of a reversionary interest in an offshore trust; or

          3.4.2 a change in legislation announced in the Budget on 2 July 1997 which imposes a liability on the Company to account for capital gains tax in respect of the gain made by the Sellers on the transfer of the Shares pursuant to this Agreement;

3.5 the liability in question would not have arisen but for a voluntary act or omission of the Buyer or the Company after Completion outside the ordinary course of business of the Company or the Buyer (as the case may be) which the Buyer knew or ought reasonably to have known would give rise to the Liability for Taxation in question and which is not solely to ensure that the VAT/PAYE policies after Completion comply with all relevant laws as at Completion;

3.6       the liability in question would not have arisen but for:

          3.6.1 any claim, disclaimer or election made or notice of consent given by the Buyer or the Company (as the case may be) other than one the giving or doing of which was taken into account in calculating any provision for Taxation in the Net Asset Statement;

          3.6.2 any failure by the Company after Completion to make any claim election, surrender or disclaimer or give any notice or do any other thing after Completion, the making, giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Net Asset Statement;

3.7 the liability in question arises as a result of any change in the date to which the Company makes up its accounts or any change in accounting policies of the Company or the basis upon which the Company values its assets other than where such change is made to comply with generally accepted accounting principles or law at Completion;

3.8 Reliefs arising before Completion other than Buyer's Reliefs are available to set against the liability in question; or

3.9 the liability in question arises under regulation 107 or 108 of Part XIV of the Value Added Tax (General) Regulations 1995 by reason of any Event or change in circumstances after Completion.

4         AMOUNT OF LIABILITY FOR TAXATION

          The amount of any Liability for Taxation shall be as follows:-

4.1 to the extent that a Liability for Taxation involves a liability of the Company to make an actual payment or increased payment of Taxation, the amount of such payment or increased payment;

4.2 to the extent that a Liability for Taxation involves a liability of the Company to make a payment or increased payment of Taxation which would have arisen but for being satisfied, avoided or reduced by any Buyer's Relief, the amount of Taxation which the Buyer's Relief in fact saves;

4.3 to the extent that a Liability for Taxation involves the disallowance, loss, clawback, reduction, restriction or modification of any Buyer's Relief (other than a right to a repayment of Taxation), the amount of Taxation which the use of the Buyer's Relief would have saved had the Buyer's Relief been used by the Company in the later of the period in which the relevant Taxation Authority first disallows, withdraws, claws-back, reduces, restricts or modifies the Buyer's Relief or threatens to do so and the period in which it could first actually have been used (taking into account whether the Company then had sufficient profits or was otherwise in a position actually to use the Buyer's Relief); and

4.4 to the extent that a Liability for Taxation involves the disallowance or reduction by any Taxation Authority of a right to a repayment of Taxation, the amount of the repayment so disallowed or lost.

5         TIME FOR PAYMENT

5.1 Any amount which the Sellers are obliged to pay to the Buyer under this Schedule shall be paid in cleared funds on or before the following dates:-

          5.1.1 in the case of a Liability for Taxation which involves a liability of the Company to make an actual payment or increased payment of Taxation, the later of the fifth Business Day prior to the date on which the Taxation is due and payable to the relevant Taxation Authority and the fifth Business Day after service by the Buyer to the Sellers of a written demand for payment;

          5.1.2 in the case of a Liability for Taxation which involves a liability of the Company to make a payment or increased payment of Taxation which would have arisen but for being satisfied, avoided or reduced by the use by the Company of any Buyer's Relief, later of the fifth Business Day prior to the date on which the Taxation would have been payable to the relevant Taxation Authority; and the fifth Business Day after service by the Buyer to the Sellers of a written demand for payment.

          5.1.3 in any other case, the fifth Business Day after service by the Buyer to the Sellers of a written demand for payment.

6         CONDUCT OF CLAIMS

6.1 If the Buyer becomes aware of any Claim for Taxation which could give rise to a claim being made by the Buyer under this Schedule it shall notify the Sellers as soon as reasonably practicable and in any event in a case involving an assessment with a time limit for appeal within five Business Days after receipt and in any other case within 30 days after becoming aware of the Claim for Taxation.

6.2 The Buyer agrees (if the Sellers indemnify and secure the Buyer and the Company to the reasonable satisfaction of the Buyer against any loss, liability, costs, damages or expenses which may thereby be incurred) to take and procure that the Company shall take such action and give such information and assistance as the Sellers may reasonably request to resist, appeal or compromise any Claim for Taxation notified to the Sellers in accordance with paragraph 6.1.

6.3 The action which the Sellers may request under paragraph 6.2 shall include the Buyer or the Company applying to postpone (so far as legally possible) the payment of any Taxation and allowing professional advisers nominated by the Sellers to take over at the Sellers's own expense the conduct of all negotiations and proceedings in connection with the Claim for Taxation provided that the Buyer is kept fully informed of all matters pertaining to the dispute and all material correspondence is submitted in advance to the Buyer for approval (such



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          approval not to be unreasonably withheld or delayed) before submission to the relevant Taxation Authority.

7         OVER PROVISIONS AND RELIEFS

7.1 The Sellers shall be entitled to require the Buyer to request the auditors for the time being of the Company to determine (as experts and not as arbitrators and at the expense of the Sellers) whether any provision for Taxation in the Net Asset Statement has proved to be an over-provision, and the amount of any over-provision so determined by the auditors shall be dealt with as follows:-

          7.1.1 the amount of the overprovision shall first be set off against any payment then due from the Sellers under this Schedule; and

          7.1.2 to the extent there is an excess, a refund shall be made to the Sellers as soon as reasonably practicable of any previous payment or payments made by the Sellers under this Schedule and not previously refunded under this paragraph up to the amount of such excess; and

          7.1.3         to the extent that the excess referred to in paragraph
                        7.1.2 is not exhausted under that clause, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under this Schedule.

7.2 If any Liability for Taxation which has resulted in a payment having been made by the Sellers under this Schedule or for breach of any Warranty in relation to Taxation has given rise to a Relief for the Company or the Buyer which would not otherwise have arisen, then:

          7.2.1 the Buyer shall procure that full details of the Relief are given to the Sellers as soon as reasonably practicable;

          7.2.2 the Buyer shall procure that relevant Company uses the Relief (to the extent permitted by law) as soon as reasonably practicable; and

          7.2.3 as and when the liability of the Company or the Buyer to make an actual payment or in respect of Taxation is reduced by reason of that Relief from the amount that that liability would have been but for the availability of that Relief the Buyer shall make a payment to the Sellers as soon as reasonably practicable of an amount equal to the lesser of the amount previously paid and the amount by which that liability is so reduced.

8         CLAIMS AGAINST THIRD PARTIES




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8.1       Where the Sellers have made a payment under this Schedule and the
          Company is entitled to recover from any third party (including a Taxation Authority) any sum in respect of the matter to which the payment made by the Sellers relates, the Buyer shall notify the Sellers of the entitlement as soon as reasonably practicable and in any event within 30 days of the Buyer becoming aware of such entitlement.

8.2 The Buyer shall or shall procure that the Company shall (at the request and expense of the Sellers and upon the Sellers indemnifying and securing the Buyer and the Company to the reasonable satisfaction of the Buyer against all costs or expenses which may thereby be incurred) take such action as the Sellers shall reasonably request to enforce such recovery as is mentioned in paragraph 8.1 against the third party in question and shall account to the Sellers as soon as reasonably practicable for the lesser of any sums so recovered (including any interest or repayment supplement paid by the third party) and the amount paid by the Sellers under this Schedule.

9         BUYER'S COVENANT

9.1 The Buyer covenants with the Sellers to pay to the Sellers an amount equal to any corporation tax liability of the Company (together with all interest, penalties, costs and expenses incurred by the Sellers or any company (other than the Company) of which he had control (within the meaning of section 767B(4) ICTA) within the period of three years before the date of this Agreement in connection therewith) in respect of any accounting period of the Company beginning before the date of the Agreement which is assessed on any of the Sellers or any company (other than the Company) of which any of the Sellers had control (within the meaning of section 767B(4) ICTA) within the period of three years before the date of this Agreement pursuant to sections 767A and 767B ICTA.

9.2       Any payment which the Buyer is obliged to make pursuant to paragraph
          9.1 shall be made on or before the date which is five Business Days before the Sellers or the relevant company is obliged to pay the corporation tax in question in order to avoid interest or penalties and any payment not made on or before the due date for payment pursuant to this paragraph shall carry interest at the rate of 2 per cent above the base lending rate of Barclays Bank Plc from the due date until payment.

9.3 The Buyer shall be entitled to set off against any amount which it is liable to pay to the Sellers under this paragraph any amount which the Buyer is liable to pay to the Sellers under paragraph 2 of this Schedule.




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9.4       If the Sellers recover any amount in respect of a corporation tax liability of the Company pursuant to clause 9.1 they shall not be entitled to recover any amount in respect of the same liability pursuant to Section 767 (B) (2) ICTA and vice versa.




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                                   SCHEDULE 7

                                 ESCROW ACCOUNT

1 The Buyer shall for a period of two years commencing on the day of Completion be entitled to deduct in accordance with the provisions of this Schedule from the Escrow Amount the amount of any claim in respect of a breach of the Warranties or any claim that the Buyer may have under the terms of the Tax Covenant (a "CLAIM") provided such Claim has not been withdrawn or lapsed and provided the Buyer has complied with Clause 6.1.

2 In settling a Claim the Buyer shall give the Sellers notice of the Claim stating the nature of the Claim, the amount claimed and a reasonable estimate of the Buyer's costs in connection with enforcing the Claim (together an "AMOUNT CLAIMED").

3 Within 30 Business Days starting on the day after receipt of notice of the Claim the Sellers or the Sellers' Solicitors shall give the Buyer notice stating:-

          3.1 whether or not the Sellers accept liability for the Claim; and

          3.2 whether or not the Sellers accept the Amount Claimed and if they do not accept the Amount Claimed that part of the Amount Claimed that they do accept.

4 If the Sellers or the Sellers' Solicitors fail to give notice in accordance with paragraph 3, the amount of the Claim shall be paid to the Buyer out of the Escrow Amount and the Buyer and the Sellers shall instruct the Buyer's Solicitors and Sellers' Solicitors accordingly in accordance with paragraph 9.

5 If the Sellers accept liability in respect of a Claim but accepts only part of the Amount Claimed that part of the Amount Claimed that is accepted shall be paid to the Buyer out of the Escrow Amount and the Buyer and the Sellers shall instruct the Buyer's Solicitors and Sellers' Solicitors accordingly in accordance with paragraph 9.

6 If the Sellers accept the Amount Claimed or there is a determination of the amount payable in respect of the Claim by a court of competent jurisdiction and such determination is final and not or no longer appealable, the amount so accepted or determined (less any money previously paid under paragraph 5 in respect of such Claim) shall be paid to the Buyer and the Buyer and the Sellers shall instruct the Buyer's Solicitors and Sellers' Solicitors accordingly in accordance with paragraph 9.

7 To the extent that a payment to the Buyer out of the Escrow Amount in respect of a Claim is less than the Amount Claimed it shall be a payment on account of the amount agreed or determined to be payable in respect of that Claim.




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8         The Buyer and the Sellers shall ensure that all rights to the Escrow
          Account remain free from any Encumbrance except as set out in this Schedule.

9 If the Sellers or the Buyer is entitled to the Escrow Amount (or part thereof) the Buyer and the Sellers shall within 20 Business Days commencing on the day the entitlement arises jointly instruct the Buyer's Solicitors and the Sellers' Solicitors in the form of Schedule 1 to the Escrow Account Instruction Letter to release the money to the Sellers or Buyer, as appropriate.

10 Upon the expiration of one year after Completion fifty per cent of the excess of the amount then standing to the credit of the Escrow Account over the Outstanding Amount shall be paid to the Sellers and the Buyer and the Sellers shall instruct the Buyer's Solicitors and the Sellers' Solicitors accordingly in accordance with paragraph 9.

11        Upon the expiration of two years after Completion:-

11.1 the amount then standing to the credit of the Escrow Account (less the total of all the Outstanding Amounts) shall be paid to the Sellers and the Buyer and the Sellers shall instruct the Buyer's Solicitors and the Sellers' Solicitors accordingly in accordance with paragraph 9; and thereafter

11.2 any amount standing to the credit of the Escrow Account representing the balance of an Outstanding Amount in respect of any Claim which is agreed by the parties or determined pursuant to Clause 6 as not payable to the Buyer shall be paid to the Sellers and the Buyer and the Sellers shall instruct the Buyer's Solicitors and the Sellers' Solicitors accordingly in accordance with paragraph 9.

12 The Buyer's Solicitors and the Sellers' Solicitors shall be entitled to withdraw from the Escrow Account amounts equal to any tax on the interest earned on the monies in the Escrow Account for which they are or may become liable.

13 Any costs incurred in respect of the establishment and maintenance of the Escrow Account shall be debited to the Escrow Account.

14 "OUTSTANDING AMOUNT" shall mean in respect of any Claim outstanding at the relevant time, the lesser of:-

          14.1          the Amount Claimed; and

          14.2 if the Sellers do not accept the Amount Claimed, the sum determined as being the estimated likely liability of the Sellers in respect of such Claim by counsel of appropriate experience and standing ("the Counsel") appointed by the Buyer and the Sellers or, in the absence of agreement, Counsel nominated by the Chairman for the time being of the Council of the Bar (or if he is unable to nominate then by the Vice Chairman or other duly authorised officer of the Council of the Bar), such Counsel acting as expert and not




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
                        arbitrator, whose decision shall, in the absence of manifest error, be final and binding and whose costs shall be deducted from the Escrow Amount or otherwise as he directs.

          Provided always that the sum determined in accordance with paragraph
          14.2 is for the purpose only of determining the sums to be paid pursuant to paragraphs 10 and 11.1 and shall not otherwise be used in determining the liability of the Sellers in respect of any Claim.




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                                   SCHEDULE 8

                                    PENSIONS

1         In this Schedule:

          "THE SCHEME"                means the Self-Administered Pension Scheme
                                      (as defined in Clause 1.1)

2 The Buyer and the Sellers hereby agree that the Company's obligations, liabilities, duties and responsibilities under the Scheme shall cease upon Completion and that the Company shall not be liable to make any contribution to the Scheme or to pay any liability, tax, costs or expenses in respect of the Scheme after Completion (save as provided for in the Accounts).

3 The Buyer and the Sellers hereby agree to procure that the Scheme shall continue to exist after Completion as a closed scheme (as permitted under Rule 39.3(b) of the rules governing the Scheme) and that the Company shall continue to act as principal employer of the Scheme until the earliest of the following events:-

          3.1           the Scheme ceases to hold any assets;

          3.2 the expiry of Notice (as hereinafter defined) in writing given by the Company to the trustees of the Scheme of its intention to cease acting as principal employer;

          3.3 the members of the Executive Scheme become employed by another person or company which is capable of and agrees to take over the role of principal employer in place of the Company;

          3.4 the trustees of the Scheme resolve to wind up the Scheme;

          For the purpose of sub-paragraph 3.2 of this Schedule "Notice" means any period of twelve months commencing not earlier than on the first anniversary of Completion.

4 The Sellers hereby agree to procure that the provisions of the definitive deed and rules governing the Scheme shall be amended if and so far as necessary as soon as practicable after Completion in order to reflect the agreed terms of this Schedule.

5. The Sellers hereby indemnify and hold harmless the Buyer and the Company against all liabilities, reasonable costs, demands and losses which either may suffer at any time after Completion and which derive from or relate in any way to the Scheme, save for any liabilities of the Company under the terms of the lease dated 21 February 1990 between (1) the Sellers and W F (Trustees) Limited and (2) the Company.




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EXECUTED as a DEED                                  )
(but not delivered until dated) by                  )  /s/ Vanessa Rosamunde
VANESSA ROSAMUNDE                                   )       Wynn Griffiths
WYNN-GRIFFITHS in the presence of:-                 )

Witness signature:

Witness name:

Witness address:

EXECUTED as a DEED                                  )
(but not delivered until dated) by                  )  /s/ David Wynn
DAVID WYNN GRIFFITHS                                )       Griffiths
in the presence of:-                                )

Witness signature:

Witness name:

Witness address:

EXECUTED as a DEED                                  )
(but not delivered until dated) by                  ) /s/ Wayne A. Palladino
TRANSWORLD HEALTHCARE                               )      Director
(UK) LIMITED acting by:-                            )
                                                      /s/ Robert W. Fine
                                                           Director/Secretary




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